Exhibit 4

RadioShack 401(k) Plan
Third Restated
Trust Agreement

Dated February 21, 2002
(Through Amendment No. 6)

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

1.1	Account or Accounts	6
1.2	Affiliated Business	6
1.3	Beneficiary	7
1.4	Code	7
1.5	Committee	7
1.6	Company	7
1.7	Company Stock	7
1.8	Compensation	7
1.9	Computation Period	8
1.10	Disabled Participant	8
1.11	Effective Date	8
1.12	Eligible Employee	8
1.13	Employee	9
1.14	Employer	9
1.15	Employer Contribution	9
1.16	Employment Date	9
1.17	ERISA	9
1.18	ESOP	9
1.19	ESOP Account	9
1.20	Exempt Loan	9
1.21	Highly Compensated Employee	9
1.22	Hour of Service	10
1.23	Inactive Participant	10
1.24	Investment Fund	10
1.25	Leased Employee	10
1.26	Normal Retirement Date	10
1.27	One Year Break in Service	11
1.28	Participant	12
1.29	Plan	12
1.30	Plan Year	12
1.31	Qualified Election	12
1.32	RadioShack	13
1.33	Retired Participant	13
1.34	Spouse	13
1.35	Suspense Account	13
1.36	Totally and Permanently Disabled	13
1.37	Trust and Trust Fund	13
1.38	Trustee	13
1.39	Valuation Date	13
1.40	Year of Service	13

ARTICLE II

ADMINISTRATION

2.1	Appointment of Administrative Committee	13
2.2	Term of Office of Committee Members	14
2.3	Powers and Duties	14
2.4	Organization and Operation of the Committee	14
2.5	Records	15
2.6	Immunity from Liability	15

ARTICLE III

ELIGIBILITY

3.1	Conditions of Eligibility	15
3.2	Resumption of Service with the Employer	15
3.3	Change in Employment Status	17
3.4	Employment by Employer; Service with Newly Acquired Entities; Records of Employer	17
3.5	Application for Participation	17

ARTICLE IV

CONTRIBUTIONS

4.1	Salary Reductions	18
4.2	Suspension of Contributions	18
4.3	Profit Sharing Contribution	19
4.4	Employer ESOP Contributions	19
4.5	Allocation of Employer ESOP Contributions and Forfeitures	19
4.6	Payment of Contributions	20
4.7	Transfers From Qualified Plans	20
4.8	Limitation on Annual Additions	21
4.9	Discrimination Test Allocation Limit	22
4.10	Disposition of Excess Deferrals and Contributions	25
4.11	Distribution of Excess Aggregate Contributions	26
4.12	Forfeiture or Distribution of Contributions When Excess Deferral or Excess Contribution Occurs	27
4.13	Conclusiveness of Determination of Contributions	27
4.14	Reversion and Diversion	27

ARTICLE V

ACCOUNTS AND VALUATION

5.1	Participant’s Accounts	27
5.2	Accounts	27
5.3	Valuation of Accounts	28
5.4	Investments	29
5.5	Valuation of the Trust Fund and Reports	30
5.6	Allocation of Cash Dividends	30
5.7	Diversification of Investments	32

ARTICLE VI

VESTING AND DISTRIBUTION OF BENEFITS

6.1	General Provisions	32
6.2	Vested Percentage in Accounts	32
6.3	Full Vesting Upon a Change in Control	33
6.4	Retirement	33
6.5	Timing of Valuation of Participant’s Account	33
6.6	Distribution Upon Withdrawal From the Plan During Employment	33
6.7	Distribution Upon Withdrawal From The Plan Because of Termination of Employment	35
6.8	Dormant Plan Participation	37
6.9	Date of Payment	37
6.10	Limitations on Timing	37
6.11	Loans to Participants	40
6.12	Distribution Limitations Applicable to Deferred Salary Contributions	42
6.13	Right to Have Accounts Transferred	42
6.14	Forfeitures	43
6.15	Duty to Provide Forms and Proofs	43
6.16	Duty to Provide Mailing Address	44
6.17	Benefit Payments in the Event of Incapacity	44
6.18	Put Option	44

ARTICLE VII

TRUST AND TRUSTEE

7.1	Establishment and Acceptance of Trust	44
7.2	Powers of the Trustee	45
7.3	Investment of the Trust Fund	46
7.4	Payments from the Fund	47
7.5	Fees and Expenses of the Trustee	47
7.6	Accounting	47
7.7	Direction by RadioShack or the Committee and Authorization to Protect the Trustee	48
7.8	Removal and Resignation; Successor Trustee	48
7.9	Voting and Exercise of Other Rights	48
7.10	Appointment of Investment Managers	51
7.11	Insurance Contracts	52
7.12	Payment of Taxes	52
7.13	Indemnification	53
7.14	Notice of Agreement	53

ARTICLE VIII

AMENDMENT AND TERMINATION

8.1	Amendment	53
8.2	Termination	54

ARTICLE IX

MISCELLANEOUS

9.1	Notices and Forms	54
9.2	Plan Not an Employment Contract	55
9.3	Non-Assignability	55
9.4	Qualified Domestic Relations Order	55
9.5	Immunity from Liability	55
9.6	Multiple Copies	55
9.7	Gender and Number	55
9.8	Construction of Agreement	55
9.9	Exempt Loans	56

ARTICLE X

ADOPTION OF THE PLAN BY
AFFILIATED AND ASSOCIATED COMPANIES

10.1	Method of Adoption	56
10.2	Transfer of Employees to Other Savings Plans	57
10.3	Transfer of Funds to Acquired Company’s Plans	57
10.4	Receipt of Funds from Acquired Company’s Plans	58
10.5	Merger or Consolidation	58

ARTICLE XI

TOP-HEAVY PLAN PROVISIONS

11.1	Top-Heavy Test	58
11.2	Key Employees	58
11.3	Top-Heaviness Determination	58
11.4	Aggregation of Plans	59
11.5	Employer Contributions	59
11.6	Multiple Plan Fractions	59
11.7	Vesting if Plan is Top-Heavy	60

ARTICLE XII

CHANGE IN CONTROL

12.1	Termination or Amendment	60
12.2	Change in Control	60
12.3	Article XII Amendment	61
12.4	Successors and Assigns	61
12.5	Severability	62
12.6	Contrary Provisions	62

RadioShack 401(k) Plan

AGREEMENT made as of this 1st day of January, 1996, March 31, 1997, August 1, 1999, May 18, 2000, August 28, 2001 and February 21, 2002 between RADIOSHACK CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware, with its principal place of business at Fort Worth, Tarrant County, Texas, hereinafter called “RadioShack”, and Putnam Fiduciary Trust Company, hereinafter called “Trustee”;

WITNESSETH:

THAT WHEREAS, RadioShack desires to establish a fund to be managed as a trust for the purpose of paying certain benefits, as set out hereinafter, to its eligible employees who become participating members of a contributory profit-sharing plan, hereinafter the “RadioShack 401(k) Plan” or the “Plan”;

WHEREAS, RadioShack desires to merge together the Tandy Employees Deferred Salary and Investment Plan (the “DIP”) and the Tandy Employees Stock Ownership Plan (the “TESOP”);

WHEREAS, RadioShack desires that the portion of the Plan that represents the DIP shall continue to be a profit sharing plan, shall continue to be designed to invest up to 100% in Company Stock, and shall be comprised of the Deferred Salary Account, the Company Account, the Voluntary Account, the Profit Sharing Account, and the Rollover Account,

WHEREAS, RadioShack desires that the portion of the Plan that represents the TESOP shall continue to be an employee stock ownership plan, shall continue to be designed to invest up to 100% in Company Stock, and shall be comprised of the ESOP Account; and

WHEREAS, RadioShack desires to designate the aforementioned Trustee to hold, manage and disburse trust funds;

NOW, THEREFORE, in consideration of the premises and of the promises and covenants hereinafter contained and for the purposes herein stated, the parties hereto do hereby agree as follows:

The words Sections and Articles are used interchangeably in this Agreement.

ARTICLE I
DEFINITIONS

For purposes of this Plan, unless the context requires otherwise, the following words and phrases shall have the meanings indicated:

ARTICLE 1.1    Account or Accounts.    “Account” or “Accounts” shall mean the Deferred Salary Account, Company Account, Voluntary Account, Profit Sharing Account, ESOP Account, Rollover Account, the TIP Company Account, the TIP Employee Account (the immediately two preceding accounts also being collectively the “TIP Accounts”), USERRA Company Account or USERRA Deferred Salary Account or the combination thereof, as the context requires.

ARTICLE 1.2    Affiliated Business.    “Affiliated Business” shall mean any entity (other than RadioShack) which, considered with RadioShack, constitutes either (a) a controlled group of corporations (within the meaning of Section 414(b) of the Code), (b) a group of trades or businesses under common control (within the meaning of Section 414(c) of the Code), (c) an affiliated service group (within the meaning of Section 414(m) of the Code) or (d) a controlled group (as provided under of Section 414(o) of the Code).

ARTICLE 1.3    Beneficiary.    “Beneficiary” shall mean the person or entity described in Subsections (a) through (d).

(a)    Person or Entity Designated by the Participant    If a Participant is unmarried, or if a Participant is married and there is a Qualified Election with respect to a Participant, then “Beneficiary” shall mean any person or entity designated by the Participant, in the form and manner the Committee may prescribe.

(b)    Spouse    If a Participant is married and there is not a Qualified Election with respect to the Participant, then “Beneficiary” shall mean the Participant’s Spouse. Except as provided otherwise in a qualified domestic relations order (as defined in Section 414(p) of the Code), a Participant shall be treated as unmarried (as provided in Question and Answer A-25(b)(2) of Treasury Regulations Section 1.401(a)-20) if, at the time of his death, such Participant has not been married to his Spouse throughout the one-year period ending on the earlier of (1) the date of the Participant’s death or (2) the date on which any distribution is made to the Participant pursuant to Article VI (other than pursuant to Section 6.6).

(c)    Contingent Beneficiary.    If the Beneficiary described in Subsection (a) or (b) does not survive the member, then “Beneficiary” shall mean:

(1)    Any person or entity designated by the Participant, in the form and manner the Committee may prescribe; or

(2)    In the absence of an effective designation under Paragraph (1), the Participant’s estate.

(d)    Lack of Designation    If an unmarried Participant, or a Participant treated as unmarried under Subsection (b), fails to designate a Beneficiary pursuant to Subsection (a), then “Beneficiary” shall mean the Participant’s estate.

ARTICLE 1.4    Code.    “Code” shall mean the Internal Revenue Code of 1986 as amended and any successor act, law, or statute subsequently enacted to supersede said Code.

ARTICLE 1.5    Committee.    “Committee” shall mean the administrative committee appointed pursuant to Section 2.1 to act as plan administrator.

ARTICLE 1.6    Company.    “Company” shall mean RadioShack and all Affiliated Businesses.

ARTICLE 1.7    Company Stock.    “Company Stock” shall mean any qualifying employer security as defined in ERISA Section 407(d)(5), provided, however, for purposes of the ESOP, Company Stock shall only mean (a) shares of common stock issued by RadioShack (or a corporation which is a member of the same controlled group) which are readily tradeable on an established securities market or (b) shares of non-callable preferred stock which are convertible at any time into shares of the common stock provided for in Section 1.7(a).

ARTICLE 1.8    Compensation.    “Compensation” shall mean all compensation paid in cash, including bonuses, which is subject to withholding on IRS Form W-2; provided, however, that Compensation for (a) any Plan Year beginning on or after April 1, 1990 and ending on or before March 31, 1994, shall not exceed $200,000 (as adjusted by the Secretary of Treasury), (b) any Plan Year beginning on or after April 1, 1994, shall not exceed $150,000 (as adjusted by the Secretary of Treasury) and (c) any Plan Year beginning on or after April 1, 2002, shall not exceed $200,000, as adjusted for cost-of-living increases in accordance with Section 401(a)(17)(B) of the Code. The cost-of-living adjustment in effect for a calendar year applies to the Plan Year that begins with or within such calendar year. For purposes other than Section 4.9(b)(1) and Section 4.9(c)(1), Compensation specifically does not include any Company contributions made under the RadioShack Stock Purchase Plan and/or the RadioShack Supplemental Stock Purchase Plan which are used to purchase stock for a Participant and are included in such Form W-2. For purposes other than Section 4.9(b)(1) and Section 4.9(c)(1), Compensation, for purposes of determining contributions under the Plan, specifically does not include (either at the time of deferral or at the time of distribution) (a) any compensation deferred under the RadioShack Corporation Executive Deferred Compensation Plan, the RadioShack Corporation Executive Deferred Stock Plan, or any nonqualified agreements between Company or any Employee which provides for the deferral of compensation (collectively, the “Deferred Compensation Plans”) and (b) any Company contributions made under the Deferred Compensation Plans. For purposes other than Section 4.9(b)(1) and Section 4.9(c)(1), Compensation specifically includes salary reduction contributions to a cafeteria plan pursuant to Section 125 of the Code or a plan qualified under Code Section 401(k) (including the Plan). For purposes of Section 4.9(b)(1) and Section 4.9(c)(1) Compensation shall not include salary reduction contributions to a cafeteria plan pursuant to Section 125 of the Code. For Plan Years beginning before January 1, 1997, in determining whether a Participant’s compensation exceeds the $200,000/$150,000 limit, the compensation of each five percent owner (as defined in Section 1.11) and of each Participant who (before the application of this sentence) is one of the ten Highly Compensated Employees paid the greatest compensation shall include the compensation of such Participant’s spouse and lineal descendants who have not attained age 19 before the end of the Plan Year. In the event the aggregate Compensation determined under the preceding sentence is limited, then the Compensation of each affected family member for such Plan Year shall be reduced proportionately based on the ratio of their respective Compensation to the aggregated Compensation of all such affected family members (of the same family) for such Plan Year. For purposes of Section 4.9(b)(1) and Section 4.9(c)(1), Compensation shall not include any compensation an individual earns prior to becoming a Participant in the Plan.

ARTICLE 1.9    Computation Period.    “Computation Period” shall mean the 12-consecutive-month periods described in Subsections (a) and (b).

(a)    Eligibility Computation Period    The initial Computation Period for determining when an Employee may become a Participant is the 12-consecutive-month period beginning on the Employee’s Employment Date. Subsequent Computation Periods begin on the anniversary of the Employee’s Employment Date. However, if the Employee incurs a One Year Break in Service, then subsequent Computation Periods begin on the first day the Employee performs an Hour of Service after the One Year Break in Service.

(b)    Vesting Computation Period    The Computation Period for determining a Participant’s vested interest in his Accounts is the 12-consecutive-month period which begins on the Employee’s Employment Date. Subsequent Computation Periods begin on the anniversary of the Employee’s Employment Date. However, if the Employee incurs a One Year Break in Service, then subsequent Computation Periods begin on the first day the Employee performs an Hour of Service after the One Year Break in Service.

ARTICLE 1.10    Disabled Participant.    “Disabled Participant” shall mean any Participant who is Totally and Permanently Disabled.

ARTICLE 1.11    Effective Date.    “Effective Date” shall mean January 1, 1996.

ARTICLE 1.12    Eligible Employee.    “Eligible Employee” shall mean any Employee except the following individuals: (a) any Employee who is included in a unit of employees covered by an agreement that the Secretary of Labor finds to be a collective bargaining agreement between employee representatives (within the meaning of Code Section 7701(a)(46)) and one or more Employers if retirement benefits were the subject of good faith bargaining between such parties, unless the collective bargaining agreement expressly provided for the inclusion of such employees as Eligible Employees under this Plan, (b) a nonresident alien who receives no earned income within the meaning of Code Section 911(b), (c) any Employee who is a Leased Employee, and (d) any person who is not a United States citizen and who is employed outside the United States or (e) any person who is not a United States resident alien individual and who is employed outside the United States.

ARTICLE 1.13    Employee.    “Employee” shall mean any individual 18 years of age or older who is employed by an Employer, is on an Employer’s payroll, and whose wages are subject to FICA withholding. The term “Employee” excludes any person who is employed as an independent contractor pursuant to a contract other than an employment contract with an Employer and any person who serves only as a director. The term “Employee” shall also include any Leased Employee 18 years of age or older and any person 18 years of age or older who, with respect to an Employer, is treated as an employee of such Employer pursuant to Section 406 of the Code.

ARTICLE 1.14    Employer.    “Employer” shall mean RadioShack and any Affiliated Business adopting the Plan in accordance with the Plan’s requirements.

ARTICLE 1.15    Employer Contribution.    “Employer Contribution” shall mean payments to the Trustee by the Employer pursuant to Plan Sections 4.3., 4.4, 4.9, and Article XI.

ARTICLE 1.16    Employment Date.    “Employment Date” shall mean the date an Employee first performs an Hour of Service.

ARTICLE 1.17      ERISA.    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

ARTICLE 1.18    ESOP.    “ESOP” shall mean the employee stock ownership plan portion of this Plan.

ARTICLE 1.19    ESOP Account.    “ESOP Account” shall mean the Account established for a Participant which contains the shares of Company Stock allocated under Section 4.5 and any earnings, gain, or losses allocated thereto, and shall include the balance from the Participant’s ESOP Account and ESOP Contribution Account under the TESOP.

ARTICLE 1.20    Exempt Loan.    “Exempt Loan” shall mean:

(a)    A loan to the Plan by a disqualified person (as defined in Code Section 4975).

(b)    A loan to the Plan which is guaranteed by a disqualified person, which loan is primarily for the benefit of Participants and Beneficiaries of the Plan, is at a reasonable rate of interest, and any collateral which is given to a disqualified person consists only of Company Stock.

ARTICLE 1.21    Highly Compensated Employee.    “Highly Compensated Employee” shall mean

(a)    an Employee who is a 5% owner, as defined in Section 416(i)(1)(A)(iii) of the Code, at any time during the determination year or the look-back year, or

(b)    an Employee who receives compensation in excess of $80,000 (indexed in accordance with Code Section 415(d)) during the look-back year and, if the Committee so elects, was a member of the Top-Paid Group for such look-back year.

For purposes of this Section, “determination year” shall mean the Plan Year for which the determination of who is highly compensated is made; “look-back year” is the Plan Year immediately preceding the determination year unless RadioShack elects (for this and all other tax-qualified plans) the calendar year ending with or within the look-back year; and “compensation” shall mean compensation within the meaning of Code Section 415(e)(3), including elective or salary reduction contributions to a cafeteria plan, cash or deferral arrangement, or tax-sheltered annuity. Also for purposes of this Section, the Top-Paid Group means the top 20% of individuals employed by RadioShack or any Affiliated Business ranked on the basis of compensation received during the year, excluding individuals described in Code Section 414(q)(8). In determining whether an Employee is a Highly Compensated Employee for a determination year beginning in 1997, this definition of Highly Compensated Employee shall be treated as having been in effect during 1996.

ARTICLE 1.22    Hour of Service.    “Hour of Service” shall mean:

(a)    Each hour for which an Employee is directly or indirectly paid or entitled to payment of compensation by the Company for the performance of duties. These hours shall be credited to the Employee for the Plan Year(s) in which the duties are performed;

(b)    Each hour for which an Employee is directly or indirectly paid or entitled to payment of compensation by the Company on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty or other similar reason. These hours shall be calculated and credited pursuant to Section 2530.200b-2 of the Department of Labor Regulations which are incorporated herein by reference; and

(c)    Each hour for which back pay, irrespective of mitigation of damages, has been either awarded or agreed to by the Company. The same hours shall not be credited under both Subsection (a) or Subsection (b), as the case may be, and under this Subsection (c). These hours shall be credited to the Employee for the Plan Year(s) to which the award or agreement pertains rather than the Plan Year in which the award, agreement or payment is made.

(d)    For Employees paid on other than an hourly basis, Hours of Service shall be credited for each payroll period of the Employee for which the Employee receives or is entitled to receive compensation according to the provisions of Section 2530.200b-3 of the Department of Labor Regulations.

ARTICLE 1.23    Inactive Participant.    “Inactive Participant” shall mean a Participant who ceases to be an Eligible Employee but remains in the service of the Company.

ARTICLE 1.24    Investment Fund.    “Investment Fund” shall mean the portion of the Trust Fund designated from time to time by the Committee pursuant to Section 7.3 hereof, that is invested in such assets of the Trust Fund (including, but not limited to, interests in common trust funds, qualified pooled trusts or mutual funds) as the Committee selects from time to time.

ARTICLE 1.25    Leased Employee.    A “Leased Employee” means each person who is not an employee of the Employer, but who performs services for the Employer pursuant to an agreement (oral or written) between the Employer and any leasing organization, provided that (a) such person has performed such services for the Employer or for related persons (within the meaning of Section 144(a)(3) of the Code) on a substantial full time basis for a period of at least one year and (b) such services are performed under the primary direction or control of the Employer.

ARTICLE 1.26    Normal Retirement Date.    “Normal Retirement Date” shall mean the date on which a Participant reaches age 65.

ARTICLE 1.27    One Year Break in Service.    “One Year Break in Service” shall mean the period described in Subsection (a), subject to the terms of Subsections (b) and 9c).

(a)    General Definition.    “One Year Break in Service” shall mean a Computation Period of 12-consecutive months during which an Employee does not complete more than 500 Hours of Service.

(b)    Maternity or Paternity Absences

(1)    In the case of an Employee who is absent from work for any period

(i)    Because of the Employee’s pregnancy,

(ii)    Because of the birth of the Employee’s child,

(iii)    Because of the placement of a child with the Employee in connection with the adoption of the child by the Employee,

(iv)    To care for such a child for a period beginning immediately following birth or placement,

Hours of Service described in Paragraph (2) shall be counted as Hours of Service solely for the purpose of determining whether a One Year Break in Service has occurred. No more than 501 Hours of Service shall be credited to an Employee under the terms of this Paragraph (1).

(2)    The Hours of Service described in this Paragraph are:

(i)    The Hours of Service which otherwise would normally have been credited to the Employee but for the absence described in Paragraph (1), or

(ii)    If the Hours of Service described in Subparagraph (i) cannot be determined, eight Hours of Service for each normal workday of absence.

(3)    The Hours of Service described in Paragraph (2) shall be treated as Hours of Service under this Subsection (b):

(i)    Only in the Plan Year in which the absence begins, if an Employee would be prevented from incurring a One Year Break in Service in that 12-month period solely because the absence is treated as Hours of Service under Paragraph (1); or

(ii)    In any other case, in the immediately following Plan Year.

(4)    No Hours of Service will be counted as Hours of Service under this Subsection unless the Employee furnishes to the Committee such timely information as the Committee may reasonably require to establish —

(i)    That the absence is for the reasons described in Paragraph (1), and

(ii)    The number of days for which there was such an absence.

(c)    Certain Other Absences    The Employee’s service shall not be deemed to be broken during such period as the Employee shall be:

(1)    On military leave; or

(2)    On other leave of absence authorized by the Company for sickness, disability, or other circumstances, granted in accordance with an established and uniformly applied Company policy; or

(3)    Laid-off in order to effect a temporary reduction in personnel, provided such Employee shall be re-employed within three hundred sixty-five (365) days after such layoff.

ARTICLE 1.28    Participant.    “Participant” shall mean each Eligible Employee who satisfies the requirements for participation in the Plan as described in Article III.

ARTICLE 1.29    Plan.    “Plan” shall mean the contributory profit sharing plan and trust known as the RadioShack 401(k) Plan, as it may be amended from time to time.

ARTICLE 1.30    Plan Year.    “Plan Year” shall mean the twelve-consecutive month period ending on March 31 of each year.

ARTICLE 1.31    Qualified Election.

(a)    General Rule    “Qualified Election” shall mean an election by a married Participant to have the balance of his Accounts paid, in the event of his death, to a Beneficiary other than his Spouse.

(b)    Consent of Spouse    The election described in Subsection (a) will not constitute a Qualified Election unless the Participant’s Spouse consents to the election in the manner described in this Subsection:

(1)    The Spouse must consent to the election in writing;

(2)    The election must designate a Beneficiary which may not be changed without the Spouse’s consent (unless the Spouse’s consent expressly permits designations by the Participant without any requirement of further consent by the Spouse); and

(3)    The Spouse’s consent acknowledges the effect of the election and is witnessed by a Plan representative or a notary public.

(c)    Special Rule Where There is No Spouse or the Spouse Cannot be Located    The consent requirements of Subsection (b) shall not apply if it is established to the satisfaction of a Plan representative that the consent may not be obtained because (1) there is no Spouse, (2) the Spouse cannot be located, or (3) other circumstances that the Secretary of the Treasury or his designate may prescribe by regulations.

(d)    Validity of Consent

(1)    Consent is irrevocable    If a Spouse consents to a waiver in the manner described in Subsection (b), then the Spouse may not subsequently revoke that consent.

(2)    Application    Any consent by a Spouse (or establishment that the consent of the Spouse need not be obtained) is effective only with respect to that Spouse.

(3)    Revocation of a waiver    A Participant may revoke his election without obtaining another consent from his Spouse at any time before the beginning of Plan benefit payments. The number of revocations shall not be limited.

ARTICLE 1.32    RadioShack.    “ RadioShack “ shall mean RadioShack Corporation, a Delaware corporation with its principal place of business in Fort Worth, Tarrant County, Texas, its divisions, and any successor.

ARTICLE 1.33    Retired Participant.    “Retired Participant” shall mean any Participant who has qualified for retirement and the receipt of benefits under the Plan and who has separated from service with the Company.

ARTICLE 1.34    Spouse.    Subject to Section 1.3(b), “Spouse” shall mean a Participant’s spouse (or surviving spouse) and a Participant’s former spouse to the extent provided by a qualified domestic relations order (as defined in Section 414(p) of the Code).

ARTICLE 1.35    Suspense Account.    “Suspense Account” shall mean the Account which contains the unallocated shares of Company Stock acquired with the proceeds of an Exempt Loan.

ARTICLE 1.36    Totally and Permanently Disabled.    “Totally and Permanently Disabled” shall mean suffering from a physical or mental condition which, in the opinion of the Committee based upon appropriate medical advice and examination and in accordance with uniform rules applied uniformly to all Participants, totally and permanently prevents the Participant from performing the customary duties of his regular job with an Employer.

ARTICLE 1.37    Trust and Trust Fund.    “Trust” shall mean the trust created under the Plan. “Trust Fund” shall mean the cash, securities, life insurance contracts, annuity contracts, real estate, shares of common trust funds and any other property held by the Trustee pursuant to the Plan, together with income therefrom.

ARTICLE 1.38    Trustee.    “Trustee” shall mean Putnam Fiduciary Trust Company, domiciled in Boston, Suffolk County, Massachusetts, and such other or additional trustee or trustees as shall be appointed under the Plan.

ARTICLE 1.39    Valuation Date.    “Valuation Date” shall mean every business day and any other dates the Committee may designate in writing from time to time. If a Valuation Date would otherwise occur on a Saturday, Sunday or holiday, then “Valuation Date” shall mean the preceding business day. Notwithstanding the foregoing, for purposes of a Participant’s ESOP Account, “Valuation Date” shall be the last business day of each calendar month.

ARTICLE 1.40    Year of Service.    “Year of Service” shall mean a Computation Period during which the Employee has not less than one thousand (1,000) Hours of Service. In determining whether an Employee earned one (1) Year of Service for purposes of eligibility to participate in the Plan, there shall be credited to an Employee or other individual employed by the Employer as identified in Section 3.4, service rendered by the Employee or individuals while employed by an Affiliated Business.

ARTICLE II
ADMINISTRATION

ARTICLE 2.1    Appointment of Administrative Committee.    The Board of Directors of RadioShack shall appoint a committee to be known as the “Administrative Committee”, hereinafter referred to as the “Committee”, to administer the Plan. This Committee shall consist of three or more members who shall not necessarily be employees of the Company. RadioShack shall advise the Trustee of the names of the members of the Committee, and the Trustee shall be entitled to rely thereon until similarly advised of a change in the membership of the Committee. The Committee shall be the “plan administrator” of the Plan as defined in Section 3(16)(A) of ERISA and a “named fiduciary” within the meaning of Section 402(a) of ERISA.

ARTICLE 2.2    Term of Office of Committee Members.    Each member of the Committee shall hold office until his death, disability, resignation, removal from office, or, if the member is an employee of the Company, upon his termination of employment. Any member of the Committee may be removed by the Board of Directors of RadioShack at its pleasure. Any Committee member may resign by delivering his written resignation to RadioShack and to the Committee. Any vacancies in the Committee arising from any cause whatsoever shall be filled by the Board of Directors of RadioShack. Until such vacancy is filled, the other members of the Committee may continue to act.

ARTICLE 2.3    Powers and Duties.    The Committee shall administer the Plan in accordance with its terms, and shall have all powers necessary to carry out the provisions of the Plan. Without limiting the generality of the foregoing, the Committee shall have the following powers:

(a)    To make and publish such rules and regulations as it may deem necessary to carry out the provisions of the Plan;

(b)    To determine, in its discretion, all questions arising in the administration, interpretation and application of the Plan, including questions of eligibility of employees and of the status and rights of Participants, Beneficiaries and any other person hereunder;

(c)    To direct the investment and reinvestment of the Trust Fund and the income therefrom, as more particularly specified hereinafter;

(d)    To authorize all disbursements by the Trustee from the Trust Fund;

(e)    To decide any dispute arising hereunder;

(f)    To construe the provisions of the Plan and to correct any defects therein; and

(g)    To provide procedures for determination of claims for benefits.

The determination of the Committee as to any question arising hereunder shall be conclusive and binding on all persons.

ARTICLE 2.4    Organization and Operation of the Committee.    The Committee shall act by a majority of its members at the time in office, and such action may be taken either by a vote at a meeting or by vote or action in writing without a meeting; however, a Committee member shall not vote on any question relating specifically to himself, but any necessary action regarding such Committee member shall be decided by the remaining members of the Committee. In the event the remaining members of the Committee are unable to agree upon the disposition of any such question, the Board of Directors of RadioShack shall appoint another person eligible for membership on the Committee to serve as a temporary member for the purpose of reaching a decision on the matter in issue. Such matters shall then be determined by a majority of the Committee, including said temporary member.

The Committee may authorize any one or more of its members to execute any document or documents on behalf of the Committee, in which event the Committee shall notify the Trustee in writing of such action and the name and names of its members so designated with specimen signatures of Committee members. The Trustee thereafter shall accept and rely upon any document executed by such member or members as representing action by the Committee until the Committee shall file with the Trustee a written revocation of such designation.

The Committee may adopt such bylaws and regulations as it deems desirable for the conduct of its affairs, and may appoint such accountants, counsel, specialists, and other persons as it deems necessary or desirable in connection with the administration of the Plan. Such accountants and counsel may, but need not, be accountants and counsel for RadioShack. The Committee shall be entitled to rely conclusively upon, and shall be fully protected in, any action taken by it in good faith in relying upon any opinions or reports which shall be furnished to it by any such accountant, counsel, or other specialist.

RadioShack may furnish the Committee with such clerical assistance on a full or part time basis as shall from time to time be reasonable or desirable to assist in the administration of the Plan, and shall pay all Trustee’s fees and expenses incurred in the administration of the Plan, including but not limited to, all costs and expenses incurred in connection with the purchase, sale and transfer of securities, and all transfer taxes of any and all kinds whatsoever that may be levied or assessed under existing or future laws upon, or in respect of, the Trust Fund, save and except: (a) those specified in Section 7.5; (b) fees for origination and annual administration of Participant loans; (c) fees for distributions from a Participant’s account(s); (c) taxes charged upon the income of the trust or upon a Participant’s distribution; (d) fees and expenses ordinarily paid directly by the mutual fund or charged to shares and (e) those costs and expenses, including attorneys’ fees, which are charged to the accounts of Participants by a court of competent jurisdiction in any litigation in which the Plan or any of its fiduciaries are a party.

ARTICLE 2.5    Records.    The Committee shall keep a record of its actions, and shall keep all such books of account, records, and other data as may be necessary for the proper administration of the Plan. The Committee shall notify the Trustee of any action taken by the Committee, and, when required, shall notify any other interested person or persons.

ARTICLE 2.6    Immunity from Liability.    Subject to applicable law, no member of the Committee shall incur any liability for any action or failure to act, excepting liability for his own gross negligence or willful misconduct. RadioShack shall indemnify each member of the Committee against any and all claims, losses, damages, expenses and liabilities, including any amounts paid in settlement with the Committee’s approval, arising from any action or failure to act, except when the same is judicially determined to be due to the gross negligence or willful misconduct of such member. The Committee may, at its discretion, require the written approval or disapproval of RadioShack prior to taking action in any particular matter made the subject of its responsibility hereunder.

ARTICLE III
ELIGIBILITY

ARTICLE 3.1    Conditions of Eligibility.    Each person who is a Participant in the DIP and TESOP on December 31, 1995 shall remain a Participant in the Plan on the Effective Date. Any other Eligible Employee who is expected to complete one (1) Year of Service on or after the Effective Date shall be eligible to participate in the Plan as of the beginning of the calendar quarter in which he is expected to complete one (1) Year of Service. Any Eligible Employee who completes one (1) Year of Service earlier than expected after the Effective Date shall be eligible to participate in the Plan as of the beginning of the calendar quarter immediately following his completion of one (1) Year of Service.

ARTICLE 3.2    Resumption of Service with the Employer.    Notwithstanding anything in this Section 3.2 to the contrary, a rehired Eligible Employee shall not become a Participant under this Section 3.2 earlier than he would have if he did not have termination of service.

(a)    Former Participant.

(1)    Before a One Year Break in Service.    A rehired Eligible Employee who was a Participant before his termination of service and is rehired before he incurs a One Year Break in Service shall immediately become a Participant in the Plan.

(2)    After a One Year Break in Service.    A rehired Eligible Employee who was a Participant before his termination of service and is rehired after he incurs a One Year Break in Service shall immediately become a Participant in the Plan. However, the individual shall be an Inactive Participant until he completes one Year of Service following his reemployment and his Compensation under the Plan shall not include any amounts earned before his completion of this one Year of Service.

(b)    Other Eligible Employees.    The following rules apply to a rehired Eligible Employee who was not a Participant before his termination of service.

(1)    Before Five Consecutive One Year Breaks in Service.    A rehired Eligible Employee who is rehired before he incurs five consecutive One Year Breaks in Service shall become a Participant in the Plan after he has met the requirements of Section 3.1. In determining whether the Eligible Employee has completed one Year of Service, the Eligible Employee’s service earned before and after his One Year Break in Service shall be counted. However, any Eligible Employee who had at least a One Year Break in Service shall not become a Participant until he has completed at least one Year of Service after he is rehired.

(2)    After Five Consecutive One Year Breaks in Service.    A rehired Eligible Employee who is rehired after he incurs at least five consecutive One Year Breaks in Service shall become a Participant in the Plan after he has met the requirement of Section 3.1. The Eligible Employee’s service earned before the five consecutive One Year Breaks in Service shall be ignored.

(c)    Qualified Military Service.    The following shall apply with respect to military service if applicable:

(1)    If an eligible Employee whose employment rights are protected by the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended, (“USERRA”) was a Participant before his or her termination in service and is thereafter rehired, such Eligible Employee may elect to make Deferred Salary Contributions in accordance with Section 4.1 for the period during which the eligible Employee was in “qualified military service” (as defined under USERRA). In addition, the Eligible Employee’s Years of Service shall include the period of his or her qualified military service. The Eligible Employee shall designate the Plan Year(s) to which the Deferred Salary Contributions relate. Such Deferred Salary Contributions may be made during the period beginning on the date of rehire of such Eligible Employee, and must be completed by the end of the period that is the lesser of (i) the product of 3 and the period of qualified military service, or (ii) five years following the date of such reemployment. for purposes of this Section 3.2(c) these Deferred Salary Contributions shall be referred to in this Section 3.2(c) as “Makeup Deferred Salary Contributions.” The Makeup Deferred Salary Contributions shall be credited to the Participant’s USERRA Deferred Salary Account.

(2)    If an Eligible Employee is rehired following a period of qualified military service and pays Makeup Deferred Salary Contributions then the Company shall contribute on behalf of such Eligible Employee an amount equal to the Employer Contributions the Company would have made if the Makeup Salary Contributions had been contributed by the Eligible Employee during the period of his or her qualified military service. These Contributions by the Company shall be credited to the Participant’s USERRA Company Account.

(3)    In the event any contributions are made by the Participant and the Company pursuant to Section 3.2(c)(1) and (2) above, the Eligible Employee shall not be entitled to any earnings on such contributions or be eligible to receive or be paid any amounts based on or due to forfeitures attributable to Employer profit sharing contributions or Employer ESOP contributions that may have occurred or been payable during the period of his or her qualified military service.

(4)    Any Eligible Employee who is rehired following a period of qualified military service shall, for purposes of this Section 3.2(c) be treated as receiving Compensation equal to the Compensation the Eligible Employee would have received during such period if the Eligible Employee were not in qualified military service, determined based on the rate of pay the Eligible Employee would have received but for the absence; provided, however, if the Compensation the Eligible Employee would have received during such period is not reasonably certain, Compensation for this purpose shall equal the Eligible Employee’s average Compensation during the 12 months immediately preceding the qualified military service (or, if shorter, the period of employment immediately preceding the qualified military service).

(5)    Any contributions made pursuant to Section 3.2(c)(1) and (2) above are not subject to the limits under Sections 402(g) and 415 of the Code in the Plan Year(s) in which made; rather, such contributions are subject to such limits in the Plan Year(s) to which the contributions relate. Such contributions will not be subject to the Code Section 401(k) test for any Plan Year.

ARTICLE 3.3    Change in Employment Status.    If a Participant ceases to be an Eligible Employee due to a change in employment status while remaining employed by the Employer or any Affiliated Business, he shall become an Inactive Participant until he again becomes an Employee who satisfies the employment status required to become an Eligible Employee. If an individual (who is employed by the Employer and who is not a Participant because he is not an Eligible Employee) becomes an Eligible Employee due to a change in employment status, he will become a Participant as of the first day of the calendar quarter coincident with or next following the date his employment status changed, provided he would have been eligible to become a Participant had he met the definition of an Eligible Employee on his Employment Date.

ARTICLE 3.4    Employment by Employer; Service with Newly Acquired Entities; Records of Employer.

(a)    In the event the Employer has or shall acquire the control of any organization by the purchase of assets or stock, merger, amalgamation, consolidation or any other similar event, the Board of Directors of RadioShack may direct to what extent, if any, employment by such organization shall be deemed to be employment by the Employer and, in connection therewith, may specify a special entry date for participation.

(b)    The personnel records of the Employer or any Affiliated Business shall be conclusive evidence for the purpose of determining the period of employment of any and all Employees.

ARTICLE 3.5    Application for Participation.    In order to become a Participant hereunder, each Eligible Employee shall execute a written application, or supply information in such other manner as is acceptable to the Committee, on a form to be furnished by the Committee, wherein he shall evidence:

(a)    his intent to participate in the Plan;

(b)    his election to defer a portion of his Compensation and have the employer make contributions to the Trust Fund in accordance with Section 4.1; and

(c)    his consent that such deferred salary reductions be withheld by the Employer from his Compensation at each pay period.

Once an Eligible Employee is expected to complete the necessary service for participation in the Plan in the calendar quarter, he may file an application for participation. An application will be effective at the beginning of the calendar quarter in which the Eligible Employee is expected to complete the necessary service for participation in the Plan, provided the Eligible Employee’s application for participation has been received before the beginning of the calendar quarter. No Eligible Employee will be entitled to participate in the Plan until the beginning of the next calendar quarter following receipt by the Trustee of a completed application.

ARTICLE IV
CONTRIBUTIONS

ARTICLE 4.1    Salary Reductions.

(a)    Deferred Salary Contributions. Each Participant shall elect in accordance with the provisions of Section 3.5 to defer an amount equal to 1%, 2%, 3%, 4%, 5%, 6%, 7% or 8% of his Compensation and have the Employer contribute the amount to the Trust Fund. The contributions under this paragraph are hereinafter called “deferred salary contributions”. A Participant’s annual deferred salary contribution is limited to the amount permitted under Section 402(g) of the Code, as adjusted by the Secretary of the Treasury or his delegate at the same time and in the same manner as under Section 415(d) of the Code, as of the beginning of the Participant’s taxable year.

(b)    The election of the Participant to defer a portion of his Compensation in lieu of receiving cash is intended to meet the requirements of Section 401(k) of the Code as amended and the regulations thereunder.

(c)    The election of the Participant to defer or not to defer a portion of his Compensation in lieu of receiving cash shall remain in effect until the Participant files a change of election.

(d)    All contributions of the Participant are non-forfeitable being held in trust for the account of the Participant or his Beneficiary.

ARTICLE 4.2    Suspension of Contributions.    A Participant while in the employ of the Employer may suspend his contributions for a period of not less than six (6) months by calling the Trustee in which case the suspension is effective immediately, or by filing with the Committee a written request at least two (2) weeks prior to the date on which his suspension of contributions is to become effective. A Participant on a leave of absence authorized by the Employer, who, though on such leave nevertheless receives Compensation, may likewise suspend his contributions for the term of such leave, which request for such suspension will be subject to verification with the Employer as to the Participant being on an approved leave. Contributions from a Participant shall be automatically suspended for any month during which he fails to receive any Compensation. Contributions from a Participant shall be automatically suspended as of the time any such Participant may be laid off by the Employer to effect a temporary reduction in personnel, provided that if such Participant shall not have been re-employed within three hundred sixty-five (365) days from the time he is laid off, then his participation in the Plan shall automatically terminate and the amount credited to his accounts in the Plan shall be paid over to him as though he had elected to withdraw from the Plan, if the value of his account is less than $5,000. If the value of his account is $5,000 or more, he will be treated as having withdrawn from the Plan but a specific waiver of his right to remain in the Plan as a dormant Plan Participant (as defined in Section 6.8) must be received by the Committee in order for the Participant to receive the value of his account. During such time as a Participant’s contributions shall be suspended, the Employer Contributions relating to such Participant’s contributions shall likewise be suspended. No Participant shall be permitted to make up any suspended contributions. The Employers computer will electronically notify the Trustee of the change in an employees status.

ARTICLE 4.3    Profit Sharing Contribution.    Each Plan Year, commencing with the Plan Year beginning on April 1, 1996, the Employer shall have the option to contribute a profit sharing amount to the Trust Fund on or before March 31. The profit sharing amount shall be established annually by the Board of Directors of RadioShack in its sole discretion. The profit sharing amount shall be contributed to the Plan and allocated to each Participant’s ESOP Account and/or Profit Sharing Account, as designated by RadioShack in its sole discretion. The contribution by the Employer may be in the form of either Company Stock or cash. As of the last day of the Plan Year, profit sharing contributions and forfeitures attributable to profit sharing contributions shall be allocated to the applicable Account for each Participant based on the Participant’s deferred salary contributions for such Plan Year in an amount determined by multiplying the profit sharing contribution by a fraction the numerator of which is the Participant’s deferred salary contributions and the denominator of which is the deferred salary contributions for all Participants.

ARTICLE 4.4    Employer ESOP Contributions.

(a)    For each Plan Year, the Committee shall determine the amount of Employer ESOP contributions used for payment of principal and interest on Exempt Loans attributable to such Plan Year. Such amount shall be the sum of (1) all such Employer Contributions made during such Plan Year, (2) the portion (which may be all) of such Employer ESOP contributions made during the next succeeding Plan Year which are designated by the Committee as attributable to the Plan Year described in Paragraph (1), less (3) the portion of such Employer ESOP contributions made during such Plan Year and designated by the Committee, pursuant to Paragraph (2), as attributable to the prior Plan Year.

(b)    Notwithstanding the preceding provisions of this Section, the Employer shall contribute such amounts, at such times, as shall be necessary for the payment of principal and interest on Exempt Loans. If RadioShack declares and pays cash dividends, such cash dividends attributable or allocable to the Company Stock held by the Trustee may be used for payment of such principal and interest.

ARTICLE 4.5    Allocation of Employer ESOP Contributions and Forfeitures.

(a)    Shares of Company Stock.

(1)    As of the last day of each Plan Year, there shall be allocated to the ESOP Account of each Participant whole and fractional shares of Company Stock released from the Suspense Account as a result of Employer ESOP contributions attributable to such Plan Year under Section 4.4. The number of shares to be allocated to the ESOP Account of the Participant shall be equal to the total number of shares of Company Stock so released multiplied by the fraction in Paragraph (3).

(2)    As of the last day of each Plan Year, a fraction (which shall be the fraction in Paragraph (3)) of the total number of shares and fractional shares of Company Stock contributed to the Trust Fund for such Plan Year, purchased (other than through release from the Suspense Account) with Employer ESOP contributions for such Plan Year, or Employer ESOP contributions forfeited as of the last day of such Plan Year, shall be allocated to the ESOP Account of each Participant.

(3)    The fraction in this Paragraph (3) with respect to a Plan Year shall be the following with respect to each Participant. The numerator of the fraction shall equal the Participant’s deferred salary contributions. The denominator of the fraction shall equal the sum of the deferred salary contributions for all Participants.

(b)    Employer ESOP Contributions Not Used to Purchase Stock    As of the last day of each Plan Year, a fraction of the portion of any Employer ESOP contribution attributable to such Plan Year which is not used to purchase Company Stock or to repay an Exempt Loan shall be allocated to the ESOP Account of each Participant as provided in Section 4.3. The fraction for determining the amount of such Employer ESOP contribution allocable to the ESOP Account of such Participant shall have the same numerator and denominator as that of the fraction described in Subsection (a)(3) of this Section.

ARTICLE 4.6    Payment of Contributions.    The Employer’s total contribution for each Plan Year shall be made, in one or more installments, not later than the due date (including extensions thereof) for filing the federal income tax return of the Employer for its fiscal year ending during the Plan Year for which the contribution is made; provided that contributions described in Section 4.5 with respect to a Plan Year shall be made within thirty (30) days following the end of such Plan Year. Unless specified otherwise by the Committee, any Employer Contributions made in cash shall be applied in the following order or priority:

(a)    Pay any portion of the unpaid principal balance or interest on an Exempt Loan; and then

(b)    Allocated to Participants’ Accounts.

The Employer shall withhold and deduct on each regular pay day from each Participant’s Compensation that percentage of same which each Participant shall have elected and designated as his “deferred salary contribution” to the Trust Fund. The Employer shall pay over to the Trustee all such contributions of Participants immediately following each payroll period in which such contributions shall have been deducted and withheld.

ARTICLE 4.7    Transfers From Qualified Plans.

(a)    With the consent of the Committee, amounts may be transferred from other qualified plans by Employees, provided that the trust from which such funds are transferred permits the transfer to be made and the transfer will not jeopardize the tax exempt status of the Plan or Trust or create adverse tax consequences for the Company. The amounts transferred shall be set up in a separate account herein referred to as a “Rollover Account.” Any amounts in such Rollover Account shall be fully vested at all times and not subject to forfeiture.

(b)    Amounts in a Rollover Account shall be held by the Trustee pursuant to the provisions of this Plan and may not be withdrawn by, or distributed to the Participant, in whole or in part, except as provided in paragraphs (c) or (d) of this Section.

(c)    Except as allowed by Internal Revenue Service Regulations (including Regulation 1.411(d)-4), amounts attributable to elective contributions (as defined in Regulation 1.401(k)-1(g)(3)), including amounts treated as elective contributions, which are transferred from another qualified plan in a plan-to-plan transfer shall be subject to the distribution limitations provided in Regulation 1.401(k)-1(d).

(d)    At the date specified in the Plan when a Participant or Beneficiary shall be entitled to receive benefits, the fair market value of the Rollover Account shall be used to provide additional benefits to the Participant or Beneficiary. Any distributions of amounts held in a Rollover Account shall be made in a manner which is consistent with and satisfies the provisions of Article VI, including, but not limited to, all notice and consent requirements under Code Section 411(a)(11) and the Regulations thereunder. Furthermore, such amounts shall be considered as part of the Participant’s benefit in determining whether a Participant is entitled to go dormant under Section 6.8.

(e)    At the time the Plan accepts a Participant Rollover, the Participant shall have specified the investment selection(s) in which his Rollover Account should be invested and these investment selections shall be effectuated as soon as practicable.

(f)    For purposes of this Section, the term “qualified plan” shall mean any tax qualified plan under Code Section 401(a). The term “amounts transferred from other qualified plans” shall mean: (1) amounts transferred to this Plan directly from another qualified plan; (2) distributions from another qualified plan which are eligible rollover distributions and which are either transferred by the Employee to this Plan within 60 days following his receipt thereof or are transferred pursuant to a direct rollover; (3) amounts transferred to this Plan from a conduit individual retirement account provided that the conduit individual retirement account has no assets other than assets which (i) were previously distributed to the Employee by another qualified plan as a lump-sum distribution (ii) were eligible for tax-free rollover to a qualified plan and (iii) were deposited in such conduit individual retirement account within 60 days of receipt thereof and other than earnings on said assets; and (4) amounts distributed to the Employee from a conduit individual retirement account meeting the requirements of clause (3) above, and transferred by the Employee to this Plan within 60 days of his receipt thereof from such conduit individual retirement account.

(g)    Prior to accepting any transfers to which this Section applies, the Committee may require the Employee to provide documentation to establish that the amounts to be transferred to this Plan meet the requirements of this Section or if such documentation is not available, may require the Employee to provide an opinion of counsel satisfactory to the Committee that the amounts to be transferred meet the requirements of this Section.

(h)    Notwithstanding anything herein to the contrary, a transfer directly to this Plan from another qualified plan (or a transaction having the effect of such a transfer) shall only be permitted if it will not result in the elimination or reduction of any Code “Section 411(d)(6) protected benefit.”

ARTICLE 4.8    Limitations on Annual Additions.    Under no circumstances shall the “Annual Additions”, as such term is hereinafter defined, applied to any Participant’s Account exceed, for any Plan Year, the lesser of (a) twenty-five percent (25%) of the Participant’s compensation as defined in Section 415(c)(3) of the Code and the regulations issued thereunder for the entire Plan Year or (b) thirty thousand dollars ($30,000) or, if greater, one-fourth of the dollar limitation set forth under Section 415(b)(1)(A) of the Code for such Plan Year; provided, however, that the special increased limitation of Section 415(c)(6) of the Code shall apply to the ESOP. Notwithstanding the foregoing provisions of this Article 4.8, effective April 1, 2002, except to the extent permitted under Section 414(v) of the Code, if applicable, the Annual Addition that may be contributed or allocated to a Participant’s Account under the Plan for any Plan Year shall not exceed the lesser of: (x) $40,000, as adjusted for increases in the cost-of-living under Section 415(d) of the Code, or (y) 100 percent of the Participant’s compensation, within the meaning of Section 415(c)(3) of the Code, for the Plan Year; provided, however, that the special increased limitation of Section 415(c)(6) of the Code shall apply to the ESOP. The Compensation limit referred to in (x) shall not apply to any contribution for medical benefits after separation from service (within the meaning of Section 401(h) or Section 419A(f)(2) of the Code) which is otherwise treated as an Annual Addition.

If, in addition to this Plan, a Participant participates in one or more other qualified defined contribution plans maintained by the Company during any Plan Year, the Annual Additions to be applied to the Participant’s Account under this Plan, together with the Annual Additions to be applied to such Participant’s account under such other plan or plans for such Plan Year, shall not exceed the lesser of (a) or (b) in the immediately preceding paragraph. Any excess Annual Additions for a Participant shall be deemed first to be attributable to Annual Additions to the Tandy Employees Investment Plan (“TIP”) and finally to Annual Additions under this Plan.

The term “Annual Additions” means the sum credited to a Participant’s Account for any Plan Year beginning after December 31, 1986 of:

(a)    Employer Contributions, if any;

(b)    Deferred salary contributions (including any amount characterized as an Excess Deferral Amount, if such Excess Deferral Amounts are not distributed as provided for in Section 4.11(a) hereof);

(c)    Voluntary after-tax Employee contributions and excess aggregate contributions;

(d)    Forfeitures;

(e)    any amount allocated to an “individual medical account,” as defined in Section 415(1)(2) of the Code, which is part of a defined benefit plan maintained by an Employer; and

(f)    any amounts derived from contributions paid or accrued after December 31, 1985, in taxable years ending after such date, which are attributable to post-retirement medical benefits allocated to the separate account of a key employee (as defined in Section 419A(d)(3) of the Code) under a welfare benefit fund (as defined in Section 419(e) of the Code) maintained by an Employer.

Solely for purposes of this Article 4.8, the determination of a Participant’s deferred salary contributions and Employee Contributions, if any, for a Plan Year shall exclude the items set forth in Sections 1.415-6(b)(3)(i)-(iv) of the Income Tax Regulations, and the determination of a Participants allocable share of Employer Contributions and forfeitures, if any, for a Plan Year shall exclude any Employer Contributions, deferred salary contributions, if any, and forfeitures, if any, allocated to such Participant for any of the reasons set forth in Sections 1.415-6(b)(2)(ii)-(vi) of the Income Tax Regulations (except as otherwise provide in such Sections).

If the Annual Additions for a Participant exceed the above limitation because of contributions based on estimated annual compensation or the allocation of forfeitures, then, the excess amounts shall be held unallocated in a suspense account until the next Plan Year and shall be used to reduce the Employer Contributions, if any, as appropriate, for the next Plan Year for all Participants, beginning with the first calendar quarter thereof and continuing until all of such excess amounts have been allocated to Participants. Any such excess amounts shall be treated as attributable to deferred salary contributions only to the extent such excess amounts exceed the total Employer Contributions allocated to the Account of the Participant for the Plan Year.

ARTICLE 4.9    Discrimination Test Allocation Limit.

(a)    General.    For each Plan Year, the Employer shall ensure that either the test set forth in paragraph (1) or (2) below is satisfied with respect to deferred salary contributions and either the test set forth in paragraph (3) or (4) is satisfied with respect to Employer Contributions and Employee contributions.

(1)    the Actual Deferral Percentage for all Participants who are Highly Compensated Employees for the Plan Year does not exceed the Actual Deferral Percentage for all Participants who are non-Highly Compensated Employees for the Plan Year multiplied by 1.25; or

(2)    the Actual Deferral Percentage for all Participants who are Highly Compensated Employees for the Plan Year does not exceed the Actual Deferral Percentage for all Participants who are non-Highly Compensated Employees for the Plan Year multiplied by 2, provided that the Actual Deferral Percentage for all Participants who are Highly Compensated Employees for the Plan Year does not exceed the Actual Deferral Percentage for all Participants who are non-Highly Compensated Employees for the Plan Year by more than two (2) percentage points; and

(3)    the Actual Contribution Percentage for all Participants who are Highly Compensated Employees for the Plan Year does not exceed the Actual Contribution Percentage for all Participants who are non-Highly Compensated Employees for the Plan Year multiplied by 1.25; or

(4)    the Actual Contribution Percentage for all Participants who are Highly Compensated Employees for the Plan Year does not exceed the Actual Contribution Percentage for all Participants who are non-Highly Compensated

Employees for the Plan Year multiplied by 2, provided that the Actual Contribution Percentage for all Participants who are Highly Compensated Employees for the Plan Year does not exceed the Actual Contribution Percentage for all Participants who are non-Highly Compensated Employees for the Plan Year by more than (2) percentage points.

The tests set forth in paragraphs (1) through (4) may at the Company’s discretion be made by separating the Plan into two plans, one for otherwise excludable Employees, and one for any other Employees.

Effective only for Plan Years beginning before December 31, 2001, determinations regarding the tests set forth in paragraphs (1) through (4) shall be made with regard to the multiple use test described in Section 1.401(m)-2 of the Income Tax Regulations.

(b)    Actual Deferral Percentage.

(1)    The term “Actual Deferral Percentage” (“ADP”) shall mean the average of the ratios (expressed as a percentage), calculated separately for each Participant except as provided in (b)(2) below, of the amount contributed as deferred salary contributions to the Trust on behalf of each such Participant for a Plan Year to the Participant’s Compensation.

(2)    For Plan Years beginning before January 1, 1997, in the case of a Highly Compensated Employee who is either a 5% owner or one of the ten most Highly Compensated Employees and is thereby subject to the family unit aggregation rules of Section 414(q)(6) of the Code, the ADP for the family unit group (which is treated as one Highly Compensated Employee) is the ADP determined by combining the deferred salary contributions, Compensation, and amounts treated as deferred salary contributions of all eligible Employee family unit members. Except to the extent taken into account in the preceding sentence, the deferred salary contributions, Compensation, and amounts treated as deferred salary contributions of all eligible Employee family unit members are disregarded in determining the ADPs for the groups of Highly Compensated Employees and non-Highly Compensated Employees. The term “family unit member” for purposes of this sub-section and sub-section (c)(2) includes the Employee (or former Employee), the Employee’s (or former Employee’s) spouse and the lineal ascendant and descendants of either of them and the spouses of such lineal ascendant and descendants.

(3)    “Participant” is hereby defined to include a person who for any part of the Plan Year is directly or indirectly eligible to make a cash or deferred election under the Plan for all or a portion of a Plan Year and includes: an Employee whose eligibility to make deferred salary contributions has been suspended because of an election (other than certain one-time elections) not to participate, a distribution, or a loan; and, an Employee who cannot defer because of the Code Section 415 limits on Annual Additions (as such term is elsewhere defined). In the case of an eligible Employee who makes no deferred salary contributions the ADP that is to be included in determining the ADP test is zero.

(c)    Actual Contribution Percentage.

(1)    The term “Actual Contribution Percentage” (“ACP”) shall mean the average of the ratios (expressed as a percentage), calculated separately for each Participant, of the amount contributed as Employer matching contributions to the Trust on behalf of each such Participant for a Plan Year plus Employee contributions made by such Participant for a Plan Year to the Participant’s Compensation (including deferred salary contributions under any tax-qualified plan described in Code section 401(a) or any cafeteria plan described in Code Section 125).

(2)    Effective for Plan Years beginning before January 1, 1997, in the case of a Highly Compensated Employee who is either a 5% owner or one of the ten most highly compensated Employees and is thereby subject to the family unit member aggregation rules of Section 414(q)(6) of the Code, the ACP for the family unit group (which is treated as one Highly Compensated Employee) is the ACP determined by combining the contributions and compensation of all eligible Employee family unit members. Except to the extent taken into account in the preceding sentence, the contributions and compensation of all family unit members are disregarded in determining the ACPs for the group of Highly Compensated Employees and non-Highly Compensated Employees.

(3)    Participant is any Employee who is directly or indirectly eligible to receive an allocation of Employer matching contributions or to make Employee contributions and includes: an Employee who would be a Participant but for the failure to make required contributions; an Employee whose right to make Employee contributions or receive matching contributions has been suspended because of an election (other than certain one-time elections) not to participate; and an Employee who cannot make an Employee contribution or receive a matching contribution because Code Sections 415(c)(1) or 415(e) prevents the Employee from receiving additional Annual Additions. In the case of an eligible Employee who makes no Employee contributions and who receives no matching contributions, the contribution ratio that is to be included in determining the ACP test is zero.

(d)    In calculating the ADP or ACP test of Code section 401(a) for a Plan Year, contributions will be taken into account as follows: An Employee contribution is to be taken into account if it is paid to the Trust during the Plan Year or paid to an agent of the Plan and transmitted to the Trust within a reasonable period after the end of the Plan Year; An excess contribution to a cash or deferred arrangement that is recharacterized is to be taken into account in the Plan Year in which the contribution would have been received in cash by the Employee had the Employee not elected to defer the amounts; and a matching contribution is to be taken into account for a Plan Year only if it is (1) made on account of the Employee’s deferred salary contributions or Employee contributions for the Plan Year, (2) allocated to the Employee’s account as of a date within the Plan Year, and (3) paid to the Trust by the end of the 12th month following the end of that Plan Year.

(e)    For purposes of determining whether the Plan satisfies the ADP or ACP test, all contributions that are made under two or more plans that are aggregated for purposes of Code Sections 401(a)(4) and 410(b) (other than Code Section 410(b)(2)(A)(ii)) are to be treated as a single contribution made under a single plan and if two (2) or more plans are permissively aggregated for purposes of ADP or ACP test, the aggregated plans must also satisfy Code Sections 401(a)(4) and 410(b) as though they were a single plan. Provided, however, that the portion of the Plan representing the DIP shall be treated as a separate plan from the portion of the Plan representing the TESOP.

(f)    In calculating the ADP or ACP for purposes of Code section 401(m), the ADP or ACP of a Highly Compensated Employee will be determined by treating all plans of the Company under which the Highly Compensated Employee is eligible (other than those that may not be permissively aggregated) as a single plan.

(g)    Satisfaction of Nondiscrimination Rules.    If the nondiscrimination rules of Sections 401(k)(3) and 401(m) of the Code, which are summarized in this Section, would otherwise not be satisfied for a Plan Year, the Committee, at its option, shall either (1) reduce deferred salary contributions, Employer Contributions, or Employee contributions, whichever is applicable, of Highly Compensated Employees and return such excess deferred salary contributions, Employer Contributions or Employee contributions to the affected Participants in accordance with Subsections 4.10 and 4.11, respectively, to the extent necessary to satisfy the limitations of this Section, (2) make additional Employer Contributions on behalf of non-Highly Compensated Employees (which will meet the requirements of Treasury Regulation section 1.401(k)-1(b)(5) [or any successor thereto] and shall not be included in the calculations under Section 4.9(a)(3) or (4) hereof) to the extent necessary to insure that the limitations of subsection 4.9(a)(1) or (2) are met or (3) make additional Employer Contributions on behalf of non-Highly Compensated Employees (which shall meet he requirements of Treasury Regulation section 1.401(m)-1(b)(5) [or any successor thereto] and shall not be included in the calculations under Section 4.9(a)(1) or (2) hereof to the extent necessary to insure that the limitations of Section 4.9(a)(3) or (4) are met. Any such additional contributions shall be allocated as determined by the Committee. Such additional contributions shall be treated as deferred salary contributions, shall be allocated to such Participant’s Deferred Salary Account and shall be immediately fully vested and subject to the distribution restrictions of Section 6.12 applicable to deferred salary contributions.

ARTICLE 4.10    Disposition of Excess Deferrals and Contributions.

(a)    Excess Deferral Amounts.    Notwithstanding any other provision of the Plan, Excess Deferral Amounts and income allocable thereto shall be distributed no later than April 15th to Participants who claim such Excess Deferral Amounts for the preceding calendar year.

“Excess Deferral Amount” means the amount of deferred salary contributions in excess of the limitation set forth in Section 402(g) of the Code that the Participant elects to have distributed from the Plan pursuant to the claims procedure set forth in the following paragraph. In the event the Participant’s deferred salary contributions to the Plan, when added to amounts deferred under other plans, contracts or arrangements described in Sections 401(k), 408(k) or 403(b) of the Code of the Company constitute Excess Deferral Amounts, such Participant shall be deemed to have filed a claim in accordance with the following paragraph and the appropriate Employer or Affiliate Business shall notify RadioShack on behalf of the Participant under those circumstances.

The Participant’s claim shall be in writing; shall be submitted to RadioShack no later than March 1 following the calendar year in question; shall specify the Participant’s Excess Deferral Amount for the preceding calendar year; and shall be accompanied by the Participant’s written statement that if such amounts are not distributed, such Excess Deferral Amount, when added to amounts deferred under other plans, contracts or arrangements described in Sections 401(k), 408(k) or 403(b) of the Code, exceeds the limit imposed on the Participant by Section 402(g) of the Code for the Plan Year in which the deferral occurred.

The Excess Deferral Amount distributed to a Participant with respect to a calendar year shall be adjusted for income or loss allocable to the Excess Deferral Amount, determined in a manner consistent with Internal Revenue Service guidelines.

(b)    Distribution of Excess Contributions.    Notwithstanding any other provision of the Plan and to the extent RadioShack elects not to utilize Employer Contributions or make additional contributions to satisfy the ADP test, Excess Contributions and income allocable thereto shall be distributed to Participants on whose behalf such Excess Contributions were made no later than the last day of the Plan Year following the Plan Year in which the Excess Contributions were made. In the event such Excess Contributions are not distributed within two and one-half (2½) months after the last day of the Plan Year in which such Excess Contributions arose, Section 4979 of the Code may impose a 10 percent excise tax on the Company with respect to such Excess Contributions.

Excess Contributions are allocated to the Highly Compensated Employees with the largest amounts of employer contributions taken into account in calculating the ADP test for the year in which the excess arose, beginning with the Highly Compensated Employee with the largest amount of such employer contributions and continuing in descending order until all of the Excess Contributions have been allocated. For purposes of the preceding sentence, the “largest amount” is determined after distribution of any Excess Contributions. “Excess Contributions” shall mean, with respect to any Plan Year, the excess of: (i) the aggregate amount of contributions described in Section 401(k)(8)(B) actually taken into account in computing the ADP of Highly Compensated Employees for such Plan Year, over (ii) the maximum amount of such contributions permitted by the test set forth in Section 4.9(a)(1) or (2) (determined by reducing contributions made on behalf of Highly Compensated Employees in order of the ADPs, beginning with the highest of such percentages).

The Excess Contributions which would otherwise be distributed to the Participant shall be adjusted for income or loss and shall be reduced, in accordance with regulations, by the amount of excess deferrals distributed to the Participant.

The income or loss allocable to Excess Contributions shall be determined in a manner consistent with Internal Revenue Service guidelines.

ARTICLE 4.11    Distribution of Excess Aggregate Contributions.    Notwithstanding any other provisions of the Plan and to the extent additional Employer Contributions are not made to satisfy the ACP Test, Excess Aggregate Contributions and income allocable thereto shall be distributed to Participants on whose behalf such Excess Aggregate Contributions were made no later than the last day of each Plan Year following the Plan Year in which the Excess Aggregate Contributions were made. In the event such Excess Aggregate Contributions are not distributed within two and one-half (2½) months after the last day of the Plan Year in which such Excess Contributions arose, Section 4979 of the Code may impose a 10 percent excise tax on the Company with respect to such Excess Aggregate Contributions.

Excess Aggregate Contributions are allocated to the Highly Compensated Employees with the largest amounts of contributions taken into account in calculating the test set forth in Section 4.9(a)(3) or (4) for the year in which the excess arose, beginning with the Highly Compensated Employee with the largest amount of such contributions and continuing in descending order until all the Excess Aggregate Contributions have been allocated. For purposes of the preceding sentence, the “largest amount” is determined after distribution of any Excess Aggregate Contributions. “Excess Aggregate Contributions” shall mean, with respect to any Plan Year, the excess of: (i) the aggregate of contributions described in Section 401(m)(6)(B) taken into account in computing the ACP actually made on behalf of Highly Compensated Employees for such Plan Year, over (ii) the maximum amount of such contributions permitted by the test under Section 4.9(a)(3) or (4) (determined by reducing contributions made on behalf of Highly Compensated Employees in order of their ACPs beginning with the highest of such percentages).

The Excess Aggregate Contributions which would otherwise be distributed to the Participant shall be adjusted for income or loss allocable to such Excess Aggregate Contributions determined in a manner consistent with Internal Revenue Service guidelines.

ARTICLE 4.12    Forfeiture or Distribution of Contributions When Excess Deferral or Excess Contribution Occurs.    In the event the deferred salary contribution to which an Employer Contribution relates is distributed pursuant to Section 4.11, the related Employer Contribution, at the option of RadioShack, will be either (1) forfeited and allocated as provided in Section 6.14(e) or (2) if the Employer Contributions are vested, distributed in the manner set forth in Section 4.11 as if such contribution were an Excess Aggregate Contribution.

ARTICLE 4.13    Conclusiveness of Determination of Contributions.    Neither the Trustee nor the Committee shall be under any duty to inquire into the correctness of the amounts contributed and paid over to the Trustee by Employer in accordance with the Plan nor shall the Trustee or the Committee or any other person be under any duty to enforce the payment of the contributions to be made under the Plan; and the determination by RadioShack of contributions hereunder shall be final and conclusive upon all persons.

ARTICLE 4.14    Reversion and Diversion.

(a)    Reversion.    Contributions made under this Plan by the Employer and deferred salary contributions made on behalf of Participants by the Employer are conditioned hereby upon the deductibility thereof under Section 404 of the Code. To the extent that part or all of the deduction for any contribution is disallowed, then such contribution or portion of a contribution may be returned to the Employer within one year after the date of disallowance of the deduction; provided, however, that any deferred salary contributions for which a deduction is disallowed shall be returned to the respective Participant. Except as otherwise specified in this Section and Section 4.8, the Employer may not recover any part of the contributions made to this Plan. The provisions of Section 4.14(b) shall not prevent the application and implementation of this Section 4.14(a).

(b)    Diversion.    No part of the Trust Fund created by this Plan, except as required to pay taxes and administrative expenses, shall be used or diverted to purposes other than for the exclusive benefit of the Participants or their beneficiaries or estates.

ARTICLE V
ACCOUNTS AND VALUATION

ARTICLE 5.1    Participant’s Accounts.    The Trustee shall establish and maintain the Trust Fund. The Company has appointed a recordkeeper to establish and maintain Accounts in the name of each Participant. All Contributions shall be allocated to each such Participant pursuant to the provisions of Section 5.2 hereof.

ARTICLE 5.2    Accounts

(a)    Participants’ Contributions.    The Trustee as of each payroll period for which the Participant shall make deferred salary contributions, shall allocate to the Deferred Salary Account of each Participant, the contributions of that Participant for such payroll period, expressed in dollars.

(b)    Employer’s Contributions.    The Trustee will maintain the account of Employer Contributions made prior to October 1, 1990 in the Company Account. Employer Contributions will be expressed in dollars.

(c)    Voluntary Contributions.    The Trustee will maintain the account of voluntary contributions previously made by Plan Participants. The voluntary contributions will be held in the Voluntary Account and shall be expressed in dollars.

(d)    Profit Sharing Contributions.    The Trustee as of March 31st of each year beginning after January 1, 1996 will allocate any profit sharing contribution designated to be made to the Profits Sharing Account made by the Employer to the Profit Sharing Account of Participants.

(e)    Employer ESOP Contributions.    The Trustee as of March 31st of each Plan Year shall allocate the shares of Company Stock released by the Employer ESOP Contributions to the ESOP Account of Participants and any remaining Employer ESOP Contributions shall be allocated to the ESOP Account.

(f)    Rollover Contributions.    The Trustee will maintain the account of Rollover Contributions made by a Participant from another qualified 401(k) plan of a former employer. The Rollover Contributions will be held in the Rollover Account and shall be expressed in dollars.

(g)    TIP Accounts.    The Trustee will maintain the Accounts established under the TIP as the TIP Accounts under the Plan which shall be expressed in dollars.

ARTICLE 5.3    Valuation of Accounts.    The Participant’s Account value is based on the fair market value of all investments less liabilities in the Participant’s Account which are held in the Trust Fund. The value of any securities constituting Company Stock as of any date shall mean:

(a)    In the case of securities listed on a national exchange: (i) for statement purposes the closing price of such securities; (ii) for purchase and sale on the open market purposes the price at which the securities may be purchased or sold; or (iii) for purposes of the initial valuation of Company common stock received from the Company in exchange for securities not listed on a national securities exchange the average of the high and low prices of such securities, for the Valuation Date on the New York Stock Exchange (or such national exchange as shall be designated by the Committee in the event a security is not traded on the New York Stock Exchange; for purposes of this Subsection, a system sponsored by a national securities association registered under Section 15A(b) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) shall be deemed to be a national exchange).

(b)    In the case of securities not listed on a national exchange, the fair market value as determined in good faith and in accordance with regulations prescribed by the Secretary of the Treasury. Such fair market value shall be determined by an independent appraiser, pursuant to Section 401(a)(28)(C) of the Code.

Notwithstanding any other provision of the Plan, to the extent that Participants’ Accounts are invested in mutual funds or other assets for which daily pricing is available (“Daily Pricing Media”), and the balance of each Account shall reflect the results of such daily pricing from the time of actual receipt until the time of distribution. Investment elections and changes pursuant to Section 5.4 shall be effective upon receipt of the funds by the Daily Pricing Media. References elsewhere in the Plan to the investment of contributions “as of” a date other than that described in this Section shall apply only to the extent, if any, that assets of the Trust Fund are not invested in Daily Pricing Media.

ARTICLE 5.4    Investments.

(a)    Deferred Salary Account—Participants’ Deferred Salary Accounts will be invested in increments of 5% in Company Stock and/or any of the Investment Funds made available to Participants by the Committee, as the Participant may direct. Except as provided elsewhere in this Section 5.4, if a Participant fails to direct the investment of assets in this account, the undirected assets will be invested in the investment with the lowest risk of principal loss available to Participants in the Plan.

(b)    Company Account—Participants’ Company Accounts will be invested solely in Company Stock and/or a Participant Loan.

(c)    Voluntary Account—Participants’ Voluntary Accounts will be invested in increments of 5% in Company Stock and/or any of the Investment Funds made available to Participants by the Committee, as the Participant may direct. Except as provided elsewhere in this Section 5.4, if a Participant fails to direct the investment of assets in this account, the undirected assets will be invested in the investment with the lowest risk of principal loss available to Participants in the Plan.

(d)    Profit Sharing Account—Participants’ Profit Sharing Accounts will be invested solely in Company Stock and/or if vested a Participant Loan.

(e)    Rollover Account—Participants’ Rollover Accounts will be invested in increments of 5% of Company Stock and/or any Investment Funds made available to Participants by the Committee, as the Participant may direct. Except as provided elsewhere in this Section 5.4, if a Participant fails to direct the investment of assets in this account, the undirected assets will be invested in the investment with the lowest risk of principal loss available to Participants in the Plan.

(f)    ESOP Account—Participants’ ESOP Accounts will be invested in Company Stock and any other investments determined by the Committee.

(g)    TIP Accounts—Participants’ TIP Accounts (TIP Company Account, or TIP Employee Account) will be invested in increments of 5% in Company Stock and/or any of the Investment Funds made available to Participants by the Committee, as the Participant may direct. Except as provided elsewhere in this Section 5.4, if a Participant fails to direct the investment of assets in this account, the undirected assets will be invested in a default fund as may be designated from time to time under the Administrative Services Agreement effective October 1, 1995 between the Trustee and the Company or as otherwise expressly directed by the Committee in writing.

A Participant may change his investment selections or percentage of any account invested in any Investment Fund on a daily basis. The Plan is intended to constitute a plan described in Section 404(c) of ERISA. As a result, the fiduciaries of the Plan may be relieved of liability for any losses which are the direct and necessary result of investment selections given by Participants and Beneficiaries. The Committee shall develop the procedures necessary to satisfy the regulations under Section 404(c) of ERISA.

When the DIP and the TESOP merge into the Plan, each Participant will be eligible to direct investment of his Accounts. Notwithstanding any other provision of this Section, in the event no investment direction was received from a Participant at the time of the merger, the Participant’s Deferred Salary and Voluntary Accounts will remain invested in Company Common Stock. Any loan of a Participant outstanding at the time of the merger shall be treated as a pro rata investment of the Participant’s Deferred Salary, Voluntary, and Company Accounts, as applicable. Any repayment of the loan will be allocated pro rata to each such Account.

Following the merger of the TIP into the Plan, each Participant will be eligible to direct the investment of his TIP Accounts that formerly were held under the TIP. Notwithstanding any other provision of this Section, in the event no investment direction is received from a Participant, the Participant’s TIP Accounts will remain invested in Company Stock or, as the case may be, in InterTAN Common Stock or Tandycrafts Common Stock, but in no event will additional investments in InterTAN Common Stock or Tandycrafts Common Stock be allowed under the Plan.

After the Effective Date of the Plan a Participant shall direct which of his Accounts will be used to fund the Participant Loan. Repayment of Participant Loans originating after the Effective Date shall be invested proportionately into the Accounts used to fund said loan.

ARTICLE 5.5    Valuation of the Trust Fund and Reports.    The Trustee as of each quarter end Valuation Date shall determine the net worth of the assets of the Trust Fund and report such value to the Committee in writing. In determining such net worth, the Trustee shall evaluate the assets of the Trust Fund at their fair market value as of such Valuation Date and shall deduct all expenses properly chargeable against the Trust Fund under the terms of this Plan. The Recordkeeper will specifically maintain separate records as to the total value of each Participant’s Accounts. Within a reasonable period of time after the end of each calendar quarter, the Recordkeeper shall notify each Participant of his total account value as of the end of the calendar quarter which will include the employee’s contribution and the employer’s contribution.

ARTICLE 5.6    Allocation of Cash Dividends on Company Stock.

(a)    In General.

(1)    The Committee shall determine the disposition of cash dividends on shares of Company Stock held in the Trust Fund. Except as otherwise provided in Paragraphs (2) and (3), cash dividends paid with respect to Company Stock held in Participant’s Accounts are allocated to such Accounts as earnings and invested pursuant to Section 5.4.

(2)    Cash dividends paid with respect to Company Stock acquired with the proceeds of an Exempt Loan shall, unless otherwise directed by the Committee, be used to make payments of principal and/or interest on such Exempt Loan.

(3)    Cash dividends under Paragraph (2) not used to pay any portion of an Exempt Loan shall be allocated to the ESOP Accounts of Participants, Inactive Members, former Participants, Retired Participants and Beneficiaries. The Committee shall determine whether such dividends shall be used to purchase shares of Company Stock. Shares of Company Stock purchased with such dividends shall be allocated to Participants’ ESOP Accounts. Notwithstanding the foregoing provisions of this Paragraph (3), at the discretion of RadioShack, such dividends may be –

(i)    Paid by RadioShack in cash to Participants, Inactive Members, former Participants, Retired Participants or Beneficiaries; or

(ii)    Paid by RadioShack to the Trust Fund and distributed from the Trust Fund to Participants, Inactive Members, former Participants, Retired Participants or Beneficiaries not later than 90 days after the close of the Plan Year in which paid.

(b)    Cash dividends allocated or distributed under Subsection (a)(3) shall be distributed to, or allocated to the Accounts of, each Participant, Inactive Member, former Participant, Retired Participant or Beneficiary who had one or more shares of Company Stock allocated to his ESOP Account as of the last day of the Plan Year in which the dividend was paid. Each such Participant, Inactive Member, former Participant, Retired Participant or Beneficiary shall receive (or have allocated to his Account) a fraction of the total cash dividends distributed or allocated. The fraction shall have a numerator equal to the number of whole and fractional shares of Company Stock allocated to his ESOP Account as of the last day of the Plan Year (disregarding allocations made as of the last day of such Plan Year), and a denominator equal to the total number of whole and fractional shares of Company Stock held in the Trust Fund and allocated to the ESOP Accounts of all Participants, Inactive Members, former Participants, Retired Participants and Beneficiaries as of the last day of the Plan Year (disregarding allocations made as of the last day of such Plan Year).

(c)    If cash dividends on shares of Company Stock allocated to the ESOP Accounts of Participants, Inactive Members, former Participants, Retired Participants and Beneficiaries are used during a Plan Year to make payments on an Exempt Loan, then a fraction of a portion of the shares of Company Stock released from the Suspense Account for such Plan Year as a result of payment of interest and/or principal on Exempt Loans shall be allocated to the ESOP Account of each Participant, Inactive Member, former Participant, Retired Participant or Beneficiary who had shares of Company Stock allocated to his ESOP Account as of the date the cash dividend was paid. The fraction shall have a numerator equal to the number of whole and fractional shares of Company Stock allocated to his ESOP Account on the last day of the Plan Year (disregarding allocations made as of the last day of such Plan Year) during which the dividend is paid, and a denominator equal to the total number of whole and fractional shares of Company Stock held in the Trust Fund and allocated to the ESOP Accounts of Participants, Inactive Members, former Participants, Retired Participants and Beneficiaries as of the last day of such Plan Year (disregarding allocations made as of the last day of such Plan Year). Such fraction shall be multiplied by a number of whole and fractional shares of Company Stock equal to the lesser of (1) all shares so released from the Suspense

Account for the Plan Year during which the payment on the Exempt Loan was made or (2) the number of shares of Company Stock equal in value (as of the Valuation Date for such Plan Year) to the amount of cash dividends used during such Plan Year to make payments on Exempt Loans. To the extent that clause (1) of the preceding sentence applies, the Employer shall contribute an additional amount such that each Participant shall receive an additional allocation after the application of the preceding sentence equal to the difference between the dollar amount of the cash dividends allocated to his ESOP Account used to repay the Exempt Loan and the value of the Company Stock allocated to his ESOP Account under the preceding sentence.

(d)    If cash dividends on shares of Company Stock held in the Suspense Account are used to make payments on an Exempt Loan, then shares of Company Stock released from the Suspense Account as a result of the payment that are not allocated pursuant to Section 5.6(c) shall be allocated in the manner described in Section 4.5.

(e)    In the event more than one class of Company Stock is held by the Trust Fund, the distribution or allocation of cash dividends on Company Stock, pursuant to Subsection (b) of this Section, with respect to each class of Company Stock shall be carried out separately, taking into account only the number of whole and fractional shares of the appropriate class of Company Stock allocated to ESOP Accounts of Participants, Inactive Members, former Participants, Retired Participants and Beneficiaries.

(f)    Stock dividends shall be allocated to Participants’ Accounts in the manner described in this Section 5.6.

ARTICLE 5.7    Diversification of Investments

(a)    Definitions    For purposes of this Section:

(1)    “Qualified Election Period” for a Participant shall mean the six consecutive Plan Years which begin with the first Plan Year during which the Participant became a Qualified Participant; and

(2)    “Qualified Participant” shall mean a Participant who has reached at least age 55 and completed at least 10 years of participation in the ESOP.

(b)    Election by Qualified Participant    Within 90 days after the close of each Plan Year during the Qualified Election Period, each Qualified Participant may direct the Trustee as to the investment of at least 25 percent of his ESOP Account and his Profit Sharing Account, to the extent that that portion of these Accounts exceeds the amount to which any prior election under this Section applies. In the last Plan Year to which an election under this Section applies, “50 percent” shall be substituted for “25 percent” in the preceding sentence.

(c)    Method of Directing Investment    The Qualified Participant’s direction shall be provided to the Committee in writing or by telephone to the Trustee; shall be effective no later than 180 days after the close of the Plan Year to which the direction applies; and shall specify which, if any, of the Investment Funds made available by the Committee the Qualified Participant selects. The amount of a Qualified Participant’s ESOP Account and/or Profit Sharing Account subject to a direction shall be maintained in the Participant’s Account.

ARTICLE VI
VESTING AND DISTRIBUTION OF BENEFITS

ARTICLE 6.1    General Provisions.    Except as provided in Article VIII hereof, relating to termination of this Trust Fund, a Participant’s Accounts in the Trust Fund shall vest and shall be distributed as provided herein.

ARTICLE 6.2    Vested Percentage in Accounts.

(a)    General Rule.    A Participant is always 100% vested in his Deferred Salary Account, Company Account, Voluntary Account, Rollover Account, and TIP Employee Account and TIP Company Account. An Eligible Employee who is in the service of an Employer on September 30, 1990 and who elected to become a Participant of the Plan, shall have a fully vested interest in his ESOP Account and Profit Sharing Account at all times. Subject to Paragraph (b), in the case of any other Participant, such Participant’s interest in his ESOP Account and Profit Sharing Account shall be fully forfeitable until the completion of three (3) Years of Service, at which time his interest in his ESOP Account and Profit Sharing Account shall become fully vested.

(b)    Notwithstanding Paragraph (a), a Participant’s interest in his ESOP Account and Profit Sharing Account is fully vested on the earlier of:

(1)    His Normal Retirement Date, if he reaches his Normal Retirement Date while in the service of the Company,

(2)    His Total and Permanent Disability, if he becomes Totally and Permanently Disabled while in the service of the Company, or

(3)    His death, if he dies while in the service of the Company.

ARTICLE 6.3    Full Vesting Upon a Change in Control.    Notwithstanding any other provision herein, all Participants shall have a fully vested interest in their Accounts hereunder upon the occurrence of a Change in Control (as defined in Section 12.2).

ARTICLE 6.4    Retirement.    Any Participant who while actively employed by the Company, shall attain the age of sixty-five (65), shall become eligible to retire on his 65th birthday. However, such Participant may postpone his retirement date, in which event such Participant shall continue to participate in the Plan in accordance with all terms and conditions specified herein; provided, however, that distributions under this Plan shall commence April 1 of the calendar year following the later of (i) the calendar year in which the Participant attains age 70-½; or (ii) the calendar year in which the Participant retires. The Committee in accordance with the provisions of this Article VI shall direct the Trustee to distribute to such Participant the value of his vested Accounts as determined under the provisions of this Article VI. Notwithstanding the preceding provisions of this Article 6.4, for a Participant who is a five percent (5%) owner within the meaning of Section 416(i) of the Code in the Plan Year period ending in the calendar year in which such individual attains age seventy and one-half (70½), distributions shall commence no later than April 1 of the calendar year following the calendar year in which the Participant attains age seventy and one-half (70½).

ARTICLE 6.5    Timing of Valuation of Participant’s Account.    In the event of retirement, Total and Permanent Disability, termination of employment, or withdrawal (other than a withdrawal pursuant to Section 6.6(d) and (h)) from the Plan, the value of a Participant’s Accounts shall be the value determined under Section 5.3 of all investments in the Participant’s Accounts as of the Valuation Date coincident with the date of liquidation of the underlying securities in a Participant’s Accounts, except that, if the Participant’s Accounts value is under $5,000, determined without regard to that portion of the Account balance that is attributable to rollover contributions (and earnings allocable thereto) within the meaning of Sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3)(A)(ii), and 457(e)(16) of the Code, the Valuation Date is the last business day of each calendar quarter. Provided, however, (a) if a Participant is to receive a distribution under Section 6.6(d) or (h), then the Valuation Date for such distribution, if under Section 6.6(h) only as to the ESOP Account and the Deferred Salary Account, shall be the last day of the month coincident with or immediately following the effective date of a written notice of withdrawal, and (b) if a Participant is to receive a distribution from his ESOP Account and will also receive an allocation to his ESOP Account on or after the Valuation Date used for such distribution, then such allocation (if to be distributed as part of such distribution) shall be distributed as of the Valuation Date immediately following the allocation Valuation Date.

ARTICLE 6.6    Distribution Upon Withdrawal From the Plan During Employment.

(a)    Voluntary Account.    A Participant may withdraw all of the value of his Voluntary Account by filing a written notice with the Trustee. In this event, however, he shall be deemed to have suspended participation in the Plan for a period of 6 months, and all deferred salary contributions shall be suspended. The effective date of such written notice shall be the date the notice is received by the Trustee or a date subsequent thereto if the Participant so states in the written notice.

(b)    Company Account.    After five (5) year of participation in the Plan (including participation in the DIP and TESOP), a Participant may withdraw all of the value of his Company Account by filing a written notice with the Trustee; provided, however, that effective April 1, 1989, a Participant may not withdraw any Employer Contributions (or earnings thereon) which are treated as deferred salary contributions for purposes of satisfying the Actual Deferral Percentage test for a Plan Year beginning after March 31, 1989. In this event, however, he shall be deemed to have suspended participation in the Plan for a period of 12 months, and all deferred salary contributions shall be suspended. The effective date of such written notice shall be the date the notice is received by the Trustee or a date subsequent thereto if the Participant so states in the written notice.

(c)    Profit Sharing Account.    After five (5) years of participation in the Plan (including participation in the DIP and the TESOP), a Participant may withdraw all of the vested balance of his Profit Sharing Account by filing a written notice with the Trustee. In this event, however, he shall be deemed to have suspended participation in the Plan for a period of 12 months, and all deferred salary contributions shall be suspended. The effective date of such written notice shall be the date the notice is received by the Trustee or a date subsequent thereto if the Participant so states in the written notice.

(d)    ESOP Account.    After five (5) years of participation in the Plan (including before the Effective Date, only participation in the TESOP), a Participant may withdraw all of the vested balance of his ESOP Account by filing a written notice with the Trustee. In this event, however, he shall be deemed to have suspended participation in the Plan for a period of 12 months, and all deferred salary contributions shall be suspended. The effective date of such written notice shall be the date the notice is received by the Trustee or a date subsequent thereto if the Participant so states in the written notice.

(e)    Rollover Account.    A Participant may withdraw all of the value of his Rollover Account by filing written notice with the Trustee. In this event, however, he shall be deemed to have suspended participation in the Plan for a period of 12 months, and all deferred salary contributions shall be suspended. The effective date of such written notice shall be the date the notice is received by the Trustee or a date subsequent thereto if the Participant so states in the written notice.

(f)    TIP Company and Employee Accounts.    A Participant may withdraw all of his TIP Accounts by filing written notice with the Trustee. The effective date of such notice shall be the date the notice is received by the Trustee or a date subsequent thereto if the Participant so states in the written notice.

(g)    TIP Company and Employee Accounts.    A Participant may withdraw one fourth (¼) of the value of his TIP Employee Account and his TIP Company Account. In no event however, shall the total withdrawals of the Participant under this subsection exceed the value of the Participant’s contribution to his TIP Employee Account.

(h)    Hardship Withdrawals.    A Participant may withdraw all or such portion of the value of his Deferred Salary Account and the vested balance, if any, in his ESOP Account and Profit Sharing Account as may be required to satisfy a Financial Hardship for which other sources of payment are not reasonably available by filing a written notice with the Trustee. The effective date of such written notice shall be the date the notice is received by the Trustee or a date subsequent thereto if the Participant so states in the written notice.

A distribution on account of Financial Hardship can only be made if the distribution is made to satisfy an immediate and heavy financial need of the employee and is necessary to meet such financial need. As used herein the term “Financial Hardship” shall mean: (1) expenses for “medical care” (as described in Section 213(d) of the Code) which are either (a) previously incurred by the Participant, the Participant’s spouse, children or any dependents (as defined in Section 152 of the Code) of the Participant or (b) necessary for the foregoing persons to obtain medical care; (2) the need for funds for the purchase of a principal residence of the Participant (excluding mortgage payments); (3) payment of tuition and related educational fees for the next 12 months of post-secondary education for the Participant or the Participant’s spouse, children or dependents (as defined in Section 152 of the Code); or (4) the need for funds to prevent the eviction of the Participant from his principal residence or to prevent foreclosure on the mortgage of the Participant’s principal residence.

A distribution will be deemed to be necessary as a Financial Hardship withdrawal if both of the following requirements are met: (1) the distribution is not in excess of the amount needed to satisfy the Financial Hardship plus any amounts necessary to pay any federal, state or local taxes or penalties reasonably anticipated to result from such payment; and (2) the Participant has obtained all loans and distributions, other than hardship distributions, under all plans of the Company. If as a result of the preceding sentence, a Participant must request a distribution of his ESOP Account under this Section 6.6, the value of the ESOP Account shall be the value on the Valuation Date coincident with or immediately preceding the effective date of the Participant’s written notice to the Trustee, regardless of the Valuation Date used for purposes of such distribution.

In the event of a withdrawal from his Deferred Salary Account, the Participant may not renew participation in this Plan for a period of twelve (12) months from the date of distribution of the withdrawal.

In the event of a withdrawal from his Deferred Salary Account, the Participant may not make deferred salary contributions during the calendar year immediately following the year of the hardship distribution which are in excess of the applicable limit under Code Section 402(g) for such next calendar year less the amount of such Participant’s deferred salary contributions for the year of the hardship distribution.

In no event shall any earnings on deferred salary contributions made after December 31, 1988, or any additional Employer Contributions made to ensure the limitations of subsection 4.9 are met, be withdrawn under this Section.

(i)    The Trustee shall distribute any proceeds due under this Section next above by single sum payment in cash. Each Participant’s account shall be valued in accordance with the provisions of Section 6.5.

ARTICLE 6.7    Distribution Upon Withdrawal From The Plan Because of Termination of Employment.

Unless otherwise provided in the Plan, in the case of benefits payable to any Participant whose service ends prior to his Normal Retirement Date, benefit payments will be made or begin as soon as practicable after the Valuation Date coincident with or immediately following the Participant’s Normal Retirement Date. A Participant or Beneficiary shall receive a distribution from the Plan, as provided for herein, as soon as practicable after the earlier of:

(a)    the last day of the quarter in which a Participant’s participation in the Plan ceases to be effective, provided the Participant’s Account balance is under $5,000 determined without regard to that portion of the Account balance that is attributable to rollover contributions (and earnings allocable thereto) within the meaning of Sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3)(A)(ii), and 457(e)(16) of the Code (see Section 6.8); or

(b)    the date the Participant’s withdrawal election form is received by the Trustee, unless another date is indicated in the withdrawal form;

and provided, however, that the Participant has not been employed or reemployed by a Participating Company prior to the date ofpayment of the distribution. For purposes of this Article 6.7 the trust will be valued on the date provided in Section 6.7(a) or (b).

A)    Participation Ceases To Be Effective:    Upon a Participant’s retirement, Total and Permanent Disability, or termination of employment, a Participant’s participation in the Plan shall cease to be effective as of his payroll termination date; in the event of death of the Participant, participation shall cease to be effective as of the first payroll date following the end of the quarter in which the trust is notified that death has occurred.

B)    Election Form:    The Participant or Beneficiary may file with the Trustee a written election form requesting one of the four following methods of payment to be used in distribution of such Participant’s account. An election form consenting to an immediate distribution and specifying one of the methods of distribution, stated below, is required if a Participant’s vested Account exceeds $5,000, and he wishes to withdraw at any time before the later of age 70-½ or his retirement as provided in Section 6.4.

The Committee shall then direct the Trustee to distribute to such Participant or his Beneficiary, as may be appropriate, the value of his vested Accounts. Provided, however, in the event there are conflicting claims to a Participant’s Accounts or in the event the Committee, for any reason, shall be in doubt as to its right to direct payment of any amount to any Participant, Beneficiary or Beneficiaries, the Committee may direct the Trustee to hold the Participant’s Accounts, without liability for any interest thereon, until the rights thereto shall have been judicially determined or the Committee may direct the Trustee to pay such account into a court of competent jurisdiction, such Accounts to be distributed by such court after a judicial determination of the rights thereto.

The alternative methods which may be used in payment of a Participant’s Accounts are:

(1)    Single sum payment in cash;

(2)    Payment in monthly installments over any designated period of years, not to exceed ten (10) years (or the Participant’s actuarial life expectancy, if lesser), with any unpaid balance at the date of Participant’s death to be payable in a single sum to the surviving Beneficiary or, if none, to his estate. The amount of the installments shall be as determined under Section 6.5 so that the Participant’s Accounts in the Plan shall be reduced by the dollar value of any payments made. The balance of Participant’s account shall remain as a part of the Trust Fund until full distribution is made;

(3)    By requesting the Trustee to distribute the vested value of such Participant’s Accounts to an annuity company specified by the Participant for the purchase of an annuity contract of such type and kind as may be specified by a Participant under which such Participant shall receive a regular equal monthly income. The annuity contract must be for at least two (2) years, but not to exceed a fifteen (15) year period of time (or a period of time equal to the Participant’s actuarial life expectancy, if lesser) and shall provide that upon the Participant’s death any unpaid balance shall be payable to the Beneficiary.

In the case of a married Participant who elects to have his account paid in the form of an annuity, unless the Participant makes a valid waiver election (as hereinafter described), his vested Accounts will be distributed in the form of a qualified joint and survivor annuity. A qualified joint and survivor annuity is an annuity payable for the life of the Participant, with provision for a survivor annuity payable for the life of the Participant’s spouse equal to at least 50% of the amount payable during the joint lives of the Participant and the spouse. At any time during a ninety-day period prior to the date payments commence to a Participant under this subsection (c)(3), such Participant may make a waiver election to forego the qualified joint and survivor annuity and elect an alternate form of payment, provided the Participant’s spouse consents in writing to the waiver election (either as to a specific form of payment or in general as to all available forms of payment), such consent acknowledges the effect of the election, and a notary public or a member of the Committee witnesses the spouse’s consent. The spouse’s consent shall be irrevocable unless the Participant revokes his waiver election during the above ninety-day period; or

(4)    Distributions in Company Stock:

(i)    ESOP.    With respect to the Participant’s ESOP Account and Profit Sharing Account, a combination of a single sum payment in cash and shares of Company Stock. The maximum number of shares of Company Stock shall be the number of shares of Company Stock (as defined under Section 1.7(a)) represented by the value of the vested balance of the Participant’s ESOP Account and Profit Sharing Account reduced by any amounts diversified pursuant to Section 5.7; provided that the value of any fractional shares shall be paid in cash.

(ii)    Non-ESOP.    With respect to the Participant’s Accounts (other than his ESOP Account and Profit Sharing Account), a combination of a single sum payment in cash and shares of Company Stock. The maximum number of shares of Company Stock to be received by the Participant shall be the number of shares allocated to such Participant’s vested non-ESOP Accounts, if any.

ARTICLE 6.8    Dormant Plan Participation.    Upon termination of active participation in the Plan due to termination of employment, Total and Permanent Disability, retirement or notice of intent to discontinue any future contributions to the Plan, a Participant or the Beneficiary of a deceased Participant, or an Alternate Payee under Section 9.4, whose combined Accounts exceed $5,000, determined without regard to that portion of the Account balance that is attributable to rollover contributions (and earnings allocable thereto) within the meaning of Sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3)(A)(ii), and 457(e)(16) of the Code, will remain in the Plan as a dormant Plan Participant unless written request to withdraw with a waiver of the dormant Plan Participant’s right to remain in the Plan is received in accordance with Section 6.7. As a dormant Plan Participant no further contributions by the Participant or the Employer will be made into the Plan. A dormant Plan Participant may elect to withdraw from the Plan (see Section 6.7 for Manner and Media of Payment of Benefits) at any time until April 1st of the year following the later of the year in which the dormant Plan Participant reaches age 70-½ or the year in which the Participant retires, when a withdrawal must be made. A Beneficiary who is not the Spouse, or former spouse under a qualified domestic relations order, must withdraw from the Plan as a dormant Plan Participant no later than the end of four full calendar quarters following the end of the calendar quarter in which occurred the event allowing eligibility to participate as a dormant Plan Participant. The valuation, time of payment and methods of payment of a dormant Plan Participant’s account at time of withdrawal shall be the same as for any other Participant. Unless an individual is otherwise a Participant in the Plan, any individual who had an account balance under the TIP and whose account was merged into the Plan shall be treated as a dormant Plan Participant under this Plan.

ARTICLE 6.9    Date of Payment.    The payments due a Participant or Beneficiary under Article VI, shall be paid as soon as reasonably possible following the applicable Valuation Date.

ARTICLE 6.10    Limitations on Timing.    Notwithstanding any other provision of the Plan to the contrary, distributions must occur at least as rapidly as required under this Section 6.10.

(a)    A Participant’s interest in the Plan shall be distributed or commence to be distributed to him no later than the Required Beginning Date based on the vested balance in his Accounts as of the Valuation Date coinciding with or immediately preceding the Required Beginning Date.

(b)    All distributions required under this Article VI shall be determined and made in accordance with the Proposed Regulations under Section 401(a)(9) of the Code including the minimum distribution incidental benefit requirement of Section 1.401(a)(9)-2 of the Proposed Regulations.

(c)    As of the first Distribution Calendar Year, distributions, if not made in a single sum, may only be made over one of the following periods (or a combination thereof:

(1)    the life of the Participant,

(2)    the life of the Participant and a designated Beneficiary,

(3)    a period certain not extending beyond the life expectancy of the Participant, or

(4)    a period certain not extending beyond the joint and last survivor expectancy of the Participant and a designated Beneficiary.

(d)    If the Participant’s interest is to be distributed in other than a single sum, the following minimum distribution rules shall apply on or after the Required Beginning Date:

(1)    If a Participant’s interest is to be distributed over (1) a period not extending beyond the life expectancy of the Participant or the joint life and last survivor expectancy of the Participant and the Participant’s designated Beneficiary or (2) a period not extending beyond the life expectancy of the designated Beneficiary, the amount required to be distributed for each calendar year, beginning with distributions for the first Distribution Calendar Year, must at least equal the quotient obtained by dividing the Participant’s Benefit by the applicable life expectancy.

(2)    For calendar years beginning before January 1, 1989, if the Participant’s spouse is not the designated Beneficiary, the method of distribution selected must assure that at least 50% of the present value of the amount available for distribution is paid within the life expectancy of the Participant.

(3)    For calendar years beginning after December 31, 1988, the amount to be distributed each year, beginning with distributions for the first Distribution Calendar Year shall not be less than the quotient obtained by dividing the Participant’s Benefit by the lesser of (1) the Applicable Life Expectancy or (2) if the Participant’s spouse is not the designated Beneficiary, the applicable divisor determined from the table set forth in Q&A-4 of Section 1.401(a)(9)-2 of the Proposed Regulations. Distributions after the death of the Participant shall be distributed using the Applicable Life Expectancy in Subsection 6.10(d)(1) above as the relevant divisor without regard to Proposed Regulations Section 1.401(a)(9)-2.

(4)    The minimum distribution required for the Participant’s first Distribution Calendar Year must be made on or before the Participant’s Required Beginning Date. The minimum distribution for other calendar years, including the minimum distribution for the Distribution Calendar Year in which the Employee’s Required Beginning Date occurs, must be made on or before December 31 of that Distribution Calendar Year.

(e)    If the Participant’s Benefit is distributed in the form of an annuity purchased from an insurance company, distributions thereunder shall be made in accordance with the requirements of Section 401(a)(9) of the Code and the proposed regulations thereunder.

(f)    If a participant dies after distribution of his or her benefit under the Plan has commenced, the remaining portion of such benefit will continue to be distributed at least as rapidly as under the method of distribution being used prior to the participant’s death.

(g)    If the Participant dies before distribution of his or her benefit commences, the Participant’s entire interest will be distributed no later than the December 31 of the calendar year which contains the fifth anniversary of the date of the Participant’s death except to the extent that an election is made to receive the distribution in accordance with Paragraph (1) or (2) below:

(1)    if any portion of the Participant’s interest is payable to a designated Beneficiary, distributions may be made in substantially equal installments over the life or over a period certain not greater than the life expectancy of the designated Beneficiary commencing no later than the December 31 of the calendar year following the calendar year of the Participant’s death;

(2)    if the designated Beneficiary is the Participant’s surviving spouse, the date distributions are required to begin shall not be earlier than the December 31 of the calendar year in which the Participant would have attained age 70 1/2, or, if later, the December 31 of the calendar year following the calendar year in which the Participant dies, and, if the spouse dies before payments begin, subsequent distributions shall be made as if the spouse had been the Participant.

If the Participant’s designated Beneficiary does not elect a method of distribution by the earlier of (1) the December 31 of the calendar year in which distributions would be required to begin under (1) or (2) of this Subsection 6.10(g), or (2) December 31 of the calendar year which contains the fifth anniversary of the date of death of the Participant, the Participant’s entire interest will be distributed no later than the December 31 of the calendar year which contains the fifth anniversary of the Participant’s death.

For purposes of this Subsection 6.10(g), any amount paid to a child of the Participant will be treated as if it had been payable to the surviving spouse when the child reaches the age of majority.

(h)    For purposes of this Section 6.10, payments will be calculated by use of the return multiples specified in Treasury Regulation Section 1.72-9. Life expectancy of a Participant, or his surviving spouse, or both, may be recalculated annually; provided, however, that if such Participant or his surviving spouse do not elect to have his or her life expectancy recalculated, it shall not be recalculated; provided further, in the case of any other designated Beneficiary, such life expectancy shall be calculated at the time payment first commences without further recalculation.

(i)    For purposes of this Section 6.10, the following terms shall have the following meanings:

(1)    “Applicable Life Expectancy” means the life expectancy (or joint and last survivor expectancy) calculated using the attained age of the Participant (or designated Beneficiary) as of the Participant’s (or designated Beneficiary’s) birthday in the applicable calendar year reduced by one for each calendar year which has elapsed since the date life expectancy was first calculated. If life expectancy is being recalculated, the Applicable Life Expectancy shall be the life expectancy as so recalculated. The applicable calendar year shall be the first Distribution Calendar Year, and if life expectancy is being recalculated such succeeding calendar year.

(2)    “Distribution Calendar Year” shall mean a calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first Distribution Calendar Year is the calendar year immediately preceding the calendar year which contains the Participant’s Required Beginning Date. For distributions beginning after the Participant’s death, the first Distribution Calendar Year is the calendar year in which distributions are required to begin pursuant to Subsection 6.10(g) above.

(3)    “Participant’s Benefit” shall mean the Account as of the last Valuation Date in the calendar year immediately preceding the Distribution Calendar Year (Valuation Calendar Year) increased by the amount of any contributions or forfeitures allocated to the Account as of dates in the Valuation Calendar Year after the Valuation Date and decreased by distributions made in the Valuation Calendar Year after the Valuation Date; provided, however, that if any portion of the minimum distribution for the first Distribution Calendar Year is made in the second Distribution Calendar Year on or before the Required Beginning Date, the amount of the minimum distribution made in the second Distribution Calendar Year shall be treated as if it had been made in the immediately preceding Distribution Calendar Year.

(4)    “Required Beginning Date” shall mean for Plan Years beginning after December 31, 1998, April 1 of the calendar year following the later of: (i) the calendar year in which the Participant attains age 70-½ years; or (ii) the calendar year in which the Participant retires. For Plan Years beginning prior to January 1, 1999 “Required Beginning Date” shall mean for Plan Years beginning after December 31, 1988, April 1 of the calendar year following the calendar year in which the Participant attains age seventy and one-half (70-½). For Plan Years beginning prior to January 1, 1989, “Required Beginning Date” shall mean April 1 of the calendar year following the later of: (x) the calendar year in which the Participant attains age seventy and one-half (70-½), or (y) the calendar year in which the Participant retires. Notwithstanding the preceding sentence, for a Participant who is a five percent (5%) owner within the meaning of Section 416(i) of the Code in the Plan Year period ending in the calendar year in which such individual attains age seventy and one-half (70½), “Required Beginning Date” shall mean April 1 of the calendar year following the calendar year in which the Participant attains age seventy and one-half (70½).

(5)    Any Participant who attained age 70 ½ prior to January 1, 1999 who is a current Eligible Employee and is receiving payments under the Plan may elect to either continue to receive the amounts being provided under this Section or elect to cease receiving the amounts that would otherwise continue to be provided under this Section. If a Participant shall fail to make an election then the payments being provided under this Section shall continue.

ARTICLE 6.11    Loans to Participants.

(a)    In General.    In the sole discretion of the Committee, the Committee may make a bona fide loan to a Participant, in an amount which, when added to the outstanding balance of all other loans to the Participant from all qualified plans of the Employer, does not exceed the least of $50,000, fifty percent (50%) of the value of the Participant’s vested Accounts under this Plan, or the sum of the vested balances in the Participant’s Deferred Salary Account, Profit Sharing Account, Voluntary Account, Company Account or Rollover Account. The $50,000 limitation of this Section shall be reduced by the excess of the Participant’s highest outstanding loan over the Participant’s current outstanding loan balance, including any defaulted loan and accrued interest, on the date of the loan. A loan shall be made under such terms, security interest, and conditions as the Committee deems appropriate, provided, however, that all loans granted hereunder:

(1)    Are available to all Participants who are actively employed by the Employer or who are parties in interest (as such term is defined in Section 3(14) of ERISA) on a reasonably equivalent basis;

(2)    Are not made available to Highly Compensated Employees, officers, directors and shareholders on a basis greater than the basis made available to other Participants;

(3)    Are made solely from the Participant’s Accounts (excluding the ESOP Account).

(4)    Are made in accordance with and subject to all of the provisions of this Section.

(b)    Terms and Conditions of Loans.    In addition to the loan policy described in Section 6.11(c), all loans shall comply with the following terms and conditions:

(1)    An application for a loan by a Participant shall be made in writing to the Trustee, whose action thereon shall be final. If a Participant is married, his/her spouse must consent to the loan.

(2)    The period of repayment of any loan shall be six (6) months (or multiples thereof), but such period shall in no event exceed five (5) years from the effective date of the loan. Repayments of any loan granted under the terms of this Section shall actually be made within such period, payments shall be made not less frequently than Participants’ scheduled payroll periods, and payment shall be made in level payments.

(3)    Each loan shall bear interest at a rate to be fixed by the Committee and, in determining the interest rate, the Committee shall take into consideration interest rates currently being charged on similar commercial loans by persons in the business of lending money. The Committee shall not discriminate among Participants in the matter of interest rates; but loans granted at different times may bear different interest rates.

(4)    Every Participant receiving a loan hereunder will receive a statement from the Trustee clearly reflecting the charges involved in each loan transaction, including the dollar amount and annual interest rate of the finance charges. The statement will provide all information required to meet applicable Truth-In-Lending laws.

(5)    The loan shall be treated as an investment of the Participant. In his loan application each Participant shall designate which of his Accounts shall be invested in the loan. Each loan shall be reflected in the Account of the borrower and such loan note shall be held by the Plan until such time as the loan has been satisfied in full. See Section 5.4 for investment of the loan payments. In the event that a distribution is due to the Participant-borrower, the unpaid loan balance, together with interest thereon, shall become due and payable and the Committee shall first satisfy any and all indebtedness from the Participant’s account before making any payment to the Participant or the Beneficiary, if applicable.

(6)    No loan shall be made for an amount less than five hundred dollars ($500).

(7)    In addition to the limitations specified in Section 6.11(a), no loan shall exceed an amount such that principal and interest on such loan (together with principal and interest on any other loan outstanding to the Participant from this Plan or any other qualified defined contribution plan maintained by the Employer) can be fully amortized with respect to principal and interest over the term of such loan by means of a regular payroll period loan payment which does not exceed twenty-five percent (25%) of the Participant’s regular payroll period earnings.

(8)    No loan shall be made to a Participant who has borrowed twice, from this Plan and/or any other qualified defined contribution plan maintained by the Employer, during the twelve (12) month period preceding the date of a loan.

(9)    A Participant may prepay all or any portion of a loan at any time, without penalty for prepayment; provided that no more than two (2) prepayments can be made on a loan within any twelve (12) month period.

(10)    A Participant must assign and grant to the Plan a security interest of no more than 50% of the Participant’s vested account, equal to the outstanding loan balance immediately after the is made to secure his prompt and full repayment of the loan.

Notwithstanding the foregoing, the loan limitation contained in Paragraphs 7 and 8 above shall not apply to any loan obtained by a Participant under the Plan during the period commencing on April 1, 1996, and ending on March 31, 2001.

(c)    Loan Policy.    The Committee shall establish a nondiscriminatory loan policy that must be observed in making loans to Participants. The loan policy must be a written document and must include: (1) the identity of the persons or positions authorized to administer the Participant loan program; (2) a procedure for applying for a loan; (3) the criteria used in approving or denying a loan; (4) the limitations, if any, on the types and amounts of loans available; (5) the procedures used in determining a reasonable fixed rate of interest; (6) the types of collateral that may secure the loan; and (7) the events constituting default and the steps the Plan will take to preserve Plan assets in the event of default.

ARTICLE 6.12    Distribution Limitations Applicable to Deferred Salary Contributions.    Notwithstanding any provisions to the contrary herein, no distribution shall be made of any deferred salary contributions or the earnings thereon prior to the earliest of the following:

(a)    The Employee’s retirement, death, disability or separation from service;

(b)    Termination of the Plan without establishment or maintenance of another defined contribution plan (other than an employee stock ownership plan or simplified employee pension);

(c)    The Employee’s attainment of age 59 1/2;

(d)    The Employee’s financial hardship withdrawal under Section 6.6;

(e)    The sale or other disposition by a corporation to an unrelated corporation of substantially all of the assets used in a trade or business, but only with respect to Employees who continue employment with the acquiring corporation and the acquiring corporation does not maintain the Plan after the disposition; or

(f)    The sale or other disposition by a corporation of its interest in a subsidiary to an unrelated entity, but only with respect to Employees who continue employment with the subsidiary and the acquiring entity does not maintain the Plan after the disposition.

Items (b), (e) and (f), above, apply only if the distribution is in the form of a single sum. Items (e) and (f) above, apply only if the transferor corporation continues to maintain the Plan.

ARTICLE 6.13    Right to Have Accounts Transferred.    Effective January 1, 1993, notwithstanding any provision of the Plan to the contrary that would otherwise limit an “eligible distributee” election under this section, an eligible distributee may elect, at the time and in the manner prescribed by the Committee, to have any part of an “eligible rollover distribution” paid directly to an “eligible retirement plan” specified by the eligible distributee in a “direct rollover.” “Eligible rollover distribution” means any distribution of all or any part of the Account balances of the eligible distributee. However, an eligible rollover distribution shall not include: any installment payments from the Plan if paid for ten years or more; any distribution required to be distributed because of a Participant’s required beginning date; any hardship distribution as described in Section 401(k)(2)(B)(i)(IV) of the Code; and the part of any distribution that is not includible in gross income (determined without respect to the exclusion for net unrealized appreciation with respect to employer securities).” “Eligible retirement plan” means an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, a qualified trust described in Section 401(a) of the Code, an annuity contract described in Section 403(b) of the Code and an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. An “eligible distributee” means an Employee or former Employee. In addition, the Employee’s or former Employee’s surviving spouse and the Employee’s or former Employee’s spouse who is the alternate payee under a qualified domestic relations order are eligible distributees with regard to the interest of the spouse or former spouse. A “direct rollover” means a payment by the Plan to an eligible retirement plan specified by the eligible distributee.

ARTICLE 6.14    Forfeitures.

(a)    Five Consecutive One Year Breaks in Service While an Employee.    If a Participant or Inactive Participant incurs five consecutive One Year Breaks in Service for any reason other than retirement, death, termination of service or Total and Permanent Disability, then the Participant’s unvested Accounts shall be forfeited and allocated to all other current Participants’ Accounts in the manner described in Subsection (e) as of the last day of the Plan Year in which the Participant incurred the five consecutive One Year Breaks in Service.

(b)    Upon Termination of Service.    If a Participant is not entitled to a fully vested interest in his Accounts then the unvested portion of the Participant’s Accounts shall be forfeited and allocated in the manner described in Subsection (e) as of the last day of the Plan Year in which occurs the earlier of the distribution of the Participant’s vested Accounts or the day the Participant incurs five consecutive One Year Breaks in Service.

(c)    Reinstatement of Forfeitures.    If a Participant described in Subsection (b) returns to the service of an Employer and again becomes a Participant, then the forfeited amount of the Participant’s Accounts will be restored if the Participant returns to the service of the Employer before he incurs five consecutive One Year Breaks in Service.

(d)    Restoration of Forfeited Amounts.    If any portion of a Participant’s benefit that was forfeited and reallocated must be subsequently restored, then to the extent possible, the amount to be restored shall be allocated to the Participant’s Accounts from current forfeitures. If current forfeitures are insufficient, the Employer shall contribute, in addition to Employer Contributions, the amount of cash and shares of Company Stock that were forfeited and must be restored. This additional Employer Contribution shall be used to reinstate the forfeited benefit.

(e)    Allocation of Forfeitures.    Forfeitures pursuant to Section 4.12 and this Section shall be calculated for each Plan Year. All forfeitures for such Plan Year shall first be used to restore forfeited amounts under Section 6.14(d). If any forfeitures remain, they shall be allocated as of the last day of each Plan Year, as Profit Sharing Contributions if such forfeiture came from a Participant’s Profit Sharing Account or as Employer ESOP Contributions if such forfeiture came from a Participant’s ESOP Account.

(f)    Method of Forfeiture.    If a portion of a Participant’s Accounts is forfeited, Company Stock in the ESOP Account must be forfeited only after other assets. If interests in more than one class of Company Stock have been allocated to the Participant’s ESOP Account, then the Participant must be treated as forfeiting the same proportion of each such class.

ARTICLE 6.15    Duty to Provide Forms and Proofs.    Each Participant, Retired Participant, Disabled Participant and Inactive Member, each Participant whose service with the Employer terminates, and the Beneficiary of any such Participant shall be required to complete such administrative forms and furnish such proofs as shall be deemed necessary and appropriate by the Committee for the purposes of administering this Plan.

ARTICLE 6.16    Duty to Provide Mailing Address.    It shall be the duty of each Retired Participant, Disabled Participant, Inactive Member, Participant whose service with the Company terminates, and the Beneficiary of any such Participant to keep on file with the Committee a correct mailing address.

ARTICLE 6.17    Benefit Payments in the Event of Incapacity.    If the Committee finds that any Retired Participant or Disabled Participant, any Participant whose service with the Company terminates or any Beneficiary of any such Participant is unable to care for his affairs because of illness or injury or is a minor, any payment due may be made to the Spouse, child, brother, sister or parent of such Participant or Beneficiary, for his benefit, unless a prior claim shall have been made by a duly appointed guardian or other legal representative.

ARTICLE 6.18    Put Option.    If a Participant receives a distribution of shares of Company Stock from his ESOP Account or Profit Sharing Account which are not readily tradeable on an established securities market, the Plan shall provide the Participant with a put option that complies with the requirements of Section 409(h) of the Code. The put option shall exist for 60 days following the date of distribution of the Company Stock and if the put option is not exercised within such 60 day period, then another put option of 60 days shall be provided during the following Plan Year. The put option shall provide that if a Participant exercises the put option, RadioShack, or the Plan if the Trustee so elects, shall repurchase the Company Stock under the following terms and conditions:

(a)    If the distribution constitutes a total distribution of the Participant’s ESOP Account and Profit Sharing Account, payment of the fair market value of the Participant’s ESOP Account and Profit Sharing Account balance shall be made in five substantially equal annual payments. The first installment shall be paid not later than 30 days after the Participant exercises the put option. RadioShack or the Plan will pay a reasonable rate of interest and provide adequate security on amounts not paid after 30 days.

(b)    If the distribution does not constitute a total distribution of the Participant’s ESOP Account and Profit Sharing Account, RadioShack or the Plan shall pay the Participant an amount equal to the fair market value of the Company Stock repurchased no later than 30 days after the Participant exercises the put option.

Except as provided in this Section, no Company Stock acquired with the proceeds of an Exempt Loan may be subject to a put, call (other than a call described in Section 409(1)(3) of the Code) or other option, or buy-sell or similar arrangement while held by and when distributed from the Plan. The provisions of this Section shall continue to apply with respect to Company Stock purchased with the proceeds of an Exempt Loan notwithstanding the distribution of such Company Stock from the Plan or the cessation of the status of the Plan as an Employee Stock Ownership Plan within the meaning of Section 4975(e)(7) of the Code, provided that the provisions of this Section shall not apply with respect to such Company Stock during any period during which such Company Stock is readily tradeable on an established securities market.

ARTICLE VII
TRUST AND TRUSTEE

ARTICLE 7.1    Establishment and Acceptance of Trust.    The Trustee shall receive any contributions paid to it in cash, or such other property as shall be acceptable to the said Trustee. All contributions so received, together with the income therefrom, which shall be known for purposes of this Agreement as the “Trust Fund”, shall be held, managed and administered in trust pursuant to the terms of this Agreement. The Trustee hereby accepts the Trust created hereunder and agrees to perform the duties under this Agreement on its part to be performed.

ARTICLE 7.2    Powers of the Trustee.    Except as otherwise provided in Section 7.9 and 7.10, the Trustee shall have all the powers granted by the terms of the Texas Trust Code as it now exists, or as it may be amended, and in addition thereto and not in modification or limitation thereof, the Trustee shall have the following powers:

(a)    To keep such portion of the Trust Fund in cash, to meet contemplated requisitions, as the Participant shall specify in written requests, and, in the Trustee’s discretion, to retain cash temporarily awaiting investment, without liability for interest thereon;

(b) (i)    To hold or register securities or other property which may at any time be purchased for or held as investments of the Trust Fund in the name of the Trustee or in the name of its nominee (including any custodian employed by the Trustee, any nominee of such a custodian and any depository, clearing corporation or other similar system) or in such form that title will pass by delivery.

(b) (ii)    To employ such agents, consultants, custodians, depositories, advisors, and legal counsel as may be reasonably necessary or desirable in the Trustee’s judgment in managing and protecting the Trust Fund and subject to the provisions of Section 7.5, to pay them reasonable compensation out of the Trust Fund.

(b) (iii)    To transfer any assets of the Trust to a custodian or sub-custodian employed by the Trustee.

(c)    To sell, redeem, exchange, convey, transfer, pledge, invest and reinvest or otherwise dispose of any securities, investments or other property held by it, when directed by the Participants, Participant’s beneficiary or by the Committee, by private contract or at public auction, and for such purposes the Trustee may execute such instruments and writings and so such things as it shall deem proper;

(d)    With respect to securities (other than Company Stock which is described in Section 7.9) and to the extent that the Plan provides or the Trustee receives direction from the Committee, a Participant, a Beneficiary or an Investment Manager who may be appointed pursuant to Section 7.10, to vote upon any stocks, bonds, or other securities of any corporation, association or trust at any time, or otherwise consent to or request any action on the part of such corporation, association or trust; to give general or special proxies or powers of attorney with or without power of substitution; to exercise any conversion privileges, subscription rights or other options; to make any payments incidental thereto; to oppose or consent to or otherwise participate in, corporate reorganization, recapitalization, consolidation, merger or similar transaction with respect to such corporate securities, or other change affecting corporate securities; to deposit such securities or stock in any voting trust, or with any protective or like committee or with a trustee, or with depositories designated thereby; to pay any assessments or charges in connection therewith; and generally to exercise any of the powers of an owner with respect to stocks, bonds, securities or other properties held as a part of the Trust Fund, provided, however, unless otherwise directed, the Trustee will not vote such securities or stock as to which it receives no written directions;

(e)    When directed by the Committee, to borrow money from any lender, including itself, and to mortgage or pledge assets of the Trust Fund as security for the repayment thereof;

(f)    When directed by the Committee, to settle, compromise or submit to arbitration any claims, debts or damages due or owing to or from the Trust Fund, or to commence or defend suits or legal or administrative proceedings; provided, however, the Trustee shall have no obligation to take any legal action for the benefit of the Trust Fund unless it shall have been first indemnified for all expenses in connection therewith, including reasonable attorney’s fees;

(g)    To enter into any contracts with responsible insurance companies to provide for the payment of all or any part of the benefits provided under the Plan, and to disburse under any such contracts any funds held by it;

(h)    To make payments from the Trust in accordance with the written instructions of Participants. All payments made to Participants will be to the last address recorded in the Plan’s records as maintained by the recordkeeper.

(i)    To make execute, acknowledge and deliver any and all instruments that it deems necessary or appropriate to carry out the powers granted herein;

(j)    Upon express direction by the Committee, to transfer assets of the Trust to itself as Trustee or to any other trustee of any trust which has been qualified under Section 401(a) of the Code and is exempt from tax under Section 501(a) of the Code, and which is maintained by it or such other trustee as a medium for the collective investment of funds of pension, profit-sharing or other employee benefit trusts, in which event such trust shall be deemed to be a part of the Plan, and to withdraw any assets of the Trust so transferred;

(k)    To lend to Plan Participants amounts of money upon such terms and conditions, as the Plan may direct, in accordance with the provisions of the Plan, the Participant Loan Policy Statement and the Loans by Phone Program, as applicable;

(l)    To delegate to RadioShack and/or the Committee by agreement in writing, such ministerial and limited discretionary duties as may be agreed upon, including but not limited to the maintenance of records of account of Participants and the quarterly determination of value of each Participant’s account;

(m)    To do all other acts in its judgment which are legal, necessary and desirable for the proper administration of the Trust, in accordance with the provisions of the Plan, although the power to do such acts is not specifically set forth therein.

The powers granted to the Trustee under this Section 7.2 shall be exercised by the Trustee; however, the Committee may at any time and from time to time, by written direction to the Trustee, require the Trustee to obtain the written approval of the Committee before exercising any such powers. Any such direction may be of a continuing nature or otherwise, and may be revoked in writing by the Committee at any time. Neither the Trustee nor any other person shall be under any duty to question any such direction of the Committee and the Trustee shall as promptly as possible comply with any directions given by the Committee hereunder. The Trustee shall not be responsible for any loss which may result from the failure or refusal of the Committee to give any such required approval.

ARTICLE 7.3    Investment of the Trust Fund.    The Plan and Trust are intended to invest in qualifying employer securities as defined in Section 407(d)(5) of the ERISA, and shall be construed to permit investment of up to 100% of the Trust Fund in such securities. Therefore to the extent directed by the Committee or the Participants (whichever is applicable), the Trustee may invest all or substantially all of the assets of the Trust Fund in Company Stock, provided, however, that the Committee may, by written instructions to the Trustee, direct it to invest any cash held by the Trust for the purposes and needs of this Plan and Trust in short-term securities issued by the United States of America or any agency or instrumentality thereof or in any other short-term or money market funds, as are approved by the Committee.

The Committee from time to time may direct the Trustee to establish one or more separate investment accounts within the Trust, each separate account being hereinafter referred to as an “Investment Fund”. The Trustee shall transfer to each such Investment Fund such portion of the assets of the Trust as each Participant directs in accordance with the specific provisions of the Plan and in the manner provided in the Administrative Services Agreement between RadioShack and the Trustee. The Trustee shall invest and reinvest the assets which have been allocated to an Investment Fund in accordance with the Participants’ instructions, unless such Investment Fund is otherwise restricted by RadioShack or the Committee to be invested solely in Company Stock. The Trustee is under no duty to review the investment decisions of the Participants as regards to any Investment Fund.

ARTICLE 7.4    Payments from the Fund.    The Trustee may from time to time, on the written direction of a Participant, Alternate Payee or a Participant’s beneficiary, make payments out of the Trust Fund, in such manner, in such amounts, and for such purposes as may be specified in the written directions of the Participant, Alternate Payee or a Participant’s beneficiary, and upon any such payment being made, the amount thereof shall no longer constitute a part of the Trust Fund. Payments by the Trustee may be made by its check to the order of the Participant, the Participant’s designated rollover institution or Beneficiary and mailed to the Participant, the Participant’s designated rollover institution or Beneficiary at the address last furnished to the Trustee. The Trustee shall have no responsibility to ascertain that the direction to make payments from the Trust Fund complies with the terms of the Plan or of any applicable law or the direction’s effect for tax purposes or otherwise; nor shall the Trustee have any responsibility to see to the application of any disbursement. The Trustee shall not be required to make any disbursement in excess of the net realizable value of the assets of the Trust Fund in the Participant or Beneficiary’s Account at the time of the disbursement. The Trustee shall not be responsible in any way for the application of such payments or for the adequacy of the Trust Fund to meet and discharge any and all liabilities under the Plan.

ARTICLE 7.5    Fees and Expenses of the Trustee.    The Trustee shall be paid such reasonable compensation as shall from time to time be agreed upon in writing by RadioShack and the Trustee. All fees and expenses of the Trust shall be paid as provided in the Administrative Services Agreement between RadioShack and the Trustee.

ARTICLE 7.6    Accounting.    The Trustee shall keep accurate and detailed accounts of all investments, receipts, disbursements and other transactions hereunder.

Within a reasonable time after the close of the Plan Year and within one hundred twenty (120) days following the resignation or removal of the Trustee or termination of the Plan, the Trustee shall render a complete accounting for the Plan Year preceding or then ended, as the case may be, to a firm of independent public accountants to be selected by RadioShack. Such accountants shall have full authority to examine the Trustee’s records and accounts relating to the Plan and to submit written reports thereon to RadioShack.

Within a reasonable time after the close of the taxable year of the Trust, which is hereby established to end on March 31 each year, and within one hundred twenty (120) days following the resignation or removal of the Trustee or termination of the Trust, the Trustee shall render a complete accounting for the Taxable Year preceding or then ended, as the case may be, to RadioShack or to a firm of independent public accountants to be selected by RadioShack. Such accountants shall have full authority to examine the Trustee’s records and accounts relating to the Trust and to submit written reports thereon to RadioShack.

Within a reasonable time after the close of the Plan Year, the Trustee shall transmit to each Participant, in such form as the Trustee shall determine subject to the Committee’s approval, a statement setting forth the interest of each such Participant in the Plan. Such statement shall be deemed correct unless written notice to the contrary shall be delivered to the Trustee by a Participant within thirty (30) days following the mailing or delivery of such statement to the Participant.

Reports relating to the Trustee’s accounts prepared by independent accountants selected by RadioShack shall be maintained at the principal office of RadioShack and shall be available for inspection by interested persons hereunder. Subject to applicable law to the right of a Participant to challenge the correctness of an annual statement submitted to him by the Trustee, the approval by the independent accountants of the Trustee’s account shall constitute a complete release and discharge of the Trustee from any liability in respect to any act or transaction reflected in the Trustee’s accounts. In the absence of the filing in writing with the Trustee by the Committee or a Participant of exceptions or objections to any such account within one year after the receipt thereof, the Committee shall be deemed to have approved such account; and in such case, or upon the written approval of the Committee of any such account, the Trustee, to the extent permitted by applicable law, shall be released, relieved and discharged with respect to all matters and things set forth in such account. The foregoing provisions notwithstanding, no person other than RadioShack or the Committee may require an accounting or the furnishing of a statement or bring an action against the Trustee with respect to the trust created hereby or its actions as Trustee.

The Committee shall arrange for each Investment Manager who may be appointed pursuant to Section 7.10 and each insurance company issuing contracts held by the Trustee pursuant to Section 7.11 to furnish the Trustee with such valuations and reports as are necessary to enable the Trustee to fulfill its obligations under this section 7.6 and the Trustee shall be fully protected in relying on such valuations and reports.

Notwithstanding any of the foregoing provisions, the Trustee shall not be liable for any failure to submit an account or statement in timely fashion where its failure to act is based on the omission of RadioShack to name a firm of independent accountants to whom such accounting is to be rendered or is based on the failure of either RadioShack or the Committee to supply information to the Trustee necessary to the completion of the accounting or of the statement. In any proceeding instituted by the Trustee, RadioShack or the Committee or all of them with respect to any account of the Trustee, only RadioShack, the Committee and the Trustee shall be necessary parties.

ARTICLE 7.7    Direction by RadioShack or the Committee and Authorization to Protect the Trustee.    Any action by RadioShack pursuant to any of the provisions of this Agreement shall be evidenced by a resolution of its Board of Directors certified to the Trustee over the signature of any person authorized by the said Board of Directors to take such written instrument or resolution so certified to it. All orders, requests and instructions of the Committee shall be in writing, signed by at least two members of the Committee, unless the Committee has directed otherwise in accordance with Section 2.4, and the Trustee may act and shall be fully protected in so acting in accordance with such orders, requests and instructions. Whenever the Trustee is required or authorized to take any action hereunder pursuant to any written direction or determination of RadioShack or the Committee, such direction or determination shall be sufficient protection to the Trustee if contained in writing and signed by the persons authorized to execute such documents on behalf of RadioShack or the Committee, as the case may be, pursuant to the Plan. Subject to applicable law, the Trustee shall not be liable for any loss to or diminution of the Trust Fund except when the same may be due to its negligence, willful misconduct or bad faith and the Trustee shall in no event have any responsibility for the properties except those actually received by it.

ARTICLE 7.8    Removal and Resignation; Successor Trustee.    The Trustee may be removed by RadioShack at any time upon ninety (90) days’ notice in writing to the Trustee and Committee. The Trustee may resign at any time upon ninety (90) days’ notice in writing to RadioShack and to the Committee. Upon such removal or resignation of the Trustee, RadioShack shall appoint a successor trustee, which shall be a bank or trust company having combined capital and surplus of not less than Twenty-Five Million Dollars ($25,000,000.00), which shall have the same powers and duties as those conferred upon the Trustee hereunder. Upon acceptance of such appointment by the successor trustee, the Trustee shall assign, transfer and pay over to such successor trustee the funds and properties then constituting the Trust Fund. The Trustee is authorized, however, to reserve such sum of money, as it may deem advisable, for payment of its fees and expenses in connection with the settlement of its account or otherwise, and any balance of such reserve remaining after the payment of such fees and expenses shall be paid over to the successor trustee.

ARTICLE 7.9    Voting and Exercise of Other Rights.

(a)    Tender Offer.

(1)    Notwithstanding any provision contained in the Plan to the contrary, the provisions of this Section shall apply in the event any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the 1934 Act, either alone or in conjunction with others, makes a tender offer, or exchange offer, or otherwise offers to purchase, or solicits an offer to sell to such Person, one percent or more of the outstanding Company Stock (hereinafter referred to as a “Tender Offer”).

(2)    The Trustee may not take any action in response to a Tender Offer except as otherwise provided in this Section. Upon commencement of a Tender Offer, RadioShack shall notify the Trustee, and the Trustee, unless otherwise agreed to in writing by RadioShack, shall notify each Participant or Beneficiary for whom an Account is maintained of such Tender Offer and use its best efforts to timely distribute or cause to be distributed to each Participant or Beneficiary all information, documents, and other materials, provided by RadioShack at its expense, which are distributed to shareholders of RadioShack with respect to the Tender Offer. Each Participant or Beneficiary shall be entitled to direct the Trustee to sell, offer to sell, exchange or otherwise dispose of the Company Stock allocated to such Participant’s or Beneficiary’s Accounts in accordance with the provisions, conditions and terms of such Tender Offer and the provisions of this Section. Such a Participant or Beneficiary shall, as a named fiduciary described in Section 403(a)(1) of ERISA, direct the Trustee with respect to the tender of such shares of Company Stock which are allocated to the Accounts of the Participant or Beneficiary. Reasonable means shall be employed by the Trustee to provide confidentiality with respect to the tendering directions by each Participant or Beneficiary and the Trustee shall hold such directions in confidence and shall not divulge or release such directions to any person, including the Company or any director, officer, employee or agent of the Company, it being the intent of this provision to ensure that the Company and its directors, officers, employees and agents) cannot determine the tendering directions given by any Participant or Beneficiary. Such instructions shall be in such form and shall be filed in such manner and at such time as the Trustee may prescribe.

(3)    A Participant or Beneficiary who has directed the Trustee to tender or exchange Company Stock may, at any time prior to the tender or exchange offer withdrawal date, or such earlier date as established by the Trustee (the “Withdrawal Date”), instruct the Trustee to withdraw, and the Trustee shall withdraw such Company Stock from the tender or exchange offer prior to the Withdrawal Date. A Participant or Beneficiary shall not be limited, except as to the terms of the offer, as to the number of instructions to tender or exchange or withdraw which a Participant or Beneficiary may give to the Trustee.

(4)    The Trustee shall sell, offer to sell, exchange or otherwise dispose of the shares of Company Stock allocated to a Participant’s or Beneficiary’s Accounts with respect to which it has received directions from the Participant or Beneficiary to do so under this Section and which have not been withdrawn. The proceeds of a disposition directed by a Participant or Beneficiary shall be allocated to such Participant’s or Beneficiary’s Accounts in proportion to the number of shares of Company Stock from such Accounts which the Participant or Beneficiary instructed the Trustee to sell, exchange or otherwise dispose of. See Section 5.4 of the Plan for additional investment requirements. Provided that the Plan provides no direction, and pending receipt of directions from a Participant, Alternate Payee or Beneficiary as to the investment of the proceeds of the tendered shares, the Trustee shall invest the proceeds as the Committee shall direct.

(5)    To the extent to which Participants or Beneficiaries do not instruct the Trustee, or do not issue valid directions to the Trustee, to sell, offer to sell, exchange or otherwise dispose of the Company Stock allocated to their Accounts, such Participants or Beneficiaries shall be deemed to have directed the Trustee that their respective Accounts remain invested in Company Stock subject to all provisions of the Plan.

(6)    The Trustee shall sell, offer to sell, exchange or otherwise dispose of Company Stock held in the Suspense Account in the same manner and in the same proportion as shares of Company Stock allocated to the ESOP Accounts of Participants or Beneficiaries are sold, offered for sale, exchanged or otherwise disposed of. The proceeds of such dispositions of Company Stock shall be held in the Suspense Account and reinvested pursuant to Section 7.9(a)(7).

(7)    Unless otherwise authorized by the Code or the rules, opinions or regulations thereunder, following the completion of a Tender Offer, the Committee shall direct the substitution of new Company Stock for Company Stock or for the proceeds of any disposition of Company Stock to the extent provided in the Plan; provided, however, that any such substitute Company Stock must be publicly traded securities.

(B)    Voting of Stock by Participants or Beneficiaries.    Notwithstanding any provision contained in the Plan to the contrary:

(8)    Each Participant or Beneficiary who timely provides instructions to the Trustee shall be entitled to direct the Trustee how to vote shares of Company Stock or other securities allocated to such Participant’s or Beneficiary’s Accounts in accordance with this Section. In order to implement these voting directions, RadioShack or the Trustee shall provide each Participant or Beneficiary with proxy solicitation materials or other notices or information statements which are distributed to RadioShack shareholders, together with a form requesting confidential instructions as to the manner in which shares of Company Stock allocated to the Participant’s or Beneficiary’s Accounts are to be voted. Each Participant or Beneficiary shall, as a named fiduciary described in Section 403(a)(1) of ERISA, direct the

Trustee with respect to the vote of such shares of Company Stock which are allocated to the Accounts of the Participant or Beneficiary. Reasonable means shall be employed by the Trustee to provide confidentiality with respect to the voting by such Participant or Beneficiary and the Trustee shall hold such directions in confidence and shall not divulge or release such directions to any person, including the Company or any director, officer, employee or agent of the Company, it being the intent of this provision of this Section to ensure that the Company (and its directors, officers, employees and agents) cannot determine the direction given by any Participant or Beneficiary. Such instructions shall be in such form and shall be filed in such manner and at such time as the Trustee may prescribe.

(9)    The Trustee shall vote all shares of Company Stock, as defined in Section 1.7(b), which are allocated to Participant’s or Beneficiaries’ ESOP Accounts for which it does not receive timely or valid voting instructions, and all shares of such stock held in the Suspense Account, in the same proportion as shares of Company Stock, as defined in Section 1.7(b) which are allocated to Participant’s and Beneficiaries’ ESOP Accounts under the Plan for which it does receive timely and valid voting instructions.

(10)    If all shares of Company Stock, as defined in Section 1.7(b), held in the Plan are held in the Suspense Account on the record date when a matter is submitted to a vote of RadioShack’s Shareholders, then the Trustee shall vote all such stock held in the Suspense Account as directed by Participants as provided in this Subparagraph. Each Participant who is an Eligible Employee in the Plan shall be entitled to cast one vote with respect to each matter which is submitted for a vote of RadioShack’s Shareholders. The Trustee shall vote all Company Stock, as defined in Section 1.7(b), held in the Suspense Account on a matter in the same proportion as the vote of the Participants who cast votes pursuant to the preceding sentence.

(b)    Participants, Etc.    For purposes of this Section, the term “Participant” shall include any Participant, Inactive Participant, former Participant or Retired Participant.

(c)    Purchases and Sales of Company Stock.    To implement transactions regarding investments in Company Stock, including purchases, redemptions and exchanges, the Trustee shall purchase or sell Company Stock on the open market, as the case may be, as soon as practicable following the date and time of receipt by the Trustee of all funds, documents and/or information necessary from RadioShack, a third party, Alternate Payee, Participant or Beneficiary, as applicable, to effect such purchase or sale. The Trustee shall purchase and sell Company Stock on the open market consistent with its fiduciary responsibilities, but, in accordance with written procedures established between the Trustee and the Company. The Trustee may accumulate all like purchases into a single batch and may accumulate all like sales as a result of receiving instructions for distributions, redemptions and exchanges out of Company Stock into a single batch, but shall not be required to do so.

The Trustee may purchase or sell Company Stock from or to RadioShack if the purchase or sale is for no more than adequate consideration (within the meaning of Section 3(18) of ERISA) and no commission is charged. To the extent that Company contributions under the Plan are to be invested in Company Stock, RadioShack may transfer Company Stock to the Trustee in lieu of cash. The number of shares to be transferred shall be determined by dividing the amount of the contribution by the closing price of Company Stock on the New York Stock Exchange on the trading day as of which the contribution is made.

The Trustee and RadioShack may, in separate written procedures, agree upon such prescribed dates for purchases of Company Stock by RadioShack, and sales of Company Stock to RadioShack, and upon such rules and conventions in connection with the purchase and sales of Company Stock as they may find mutually acceptable.

(d)    Securities Law Reports.    RadioShack shall be responsible for filing all reports required under federal or state securities laws with respect to the Trust’s ownership of Company Stock, including without limitation, any reports required under Sections 13 or 16 of the Securities Exchange Act of 1934, and shall immediately notify the Trustee in writing of any requirement to stop purchases or sales of Company Stock pending the filing of any report. The Trustee shall provide to RadioShack such information on the Trust’s ownership of Company Stock as RadioShack may reasonably request in order to comply with federal or state securities laws.

ARTICLE 7.10    Appointment of Investment Managers.    The Committee from time to time may appoint one or more Investment Managers (as that term is defined in Section 3(38) of ERISA) to manage (including the power to acquire and dispose of) all or any portion or portions of the Trust. The Committee may enter into such agreements setting forth the terms and conditions of any such appointment as it determines to be appropriate. The Committee shall retain the right to remove and discharge any Investment Manager. The compensation of such Investment Managers shall be an expense payable by RadioShack. The Committee shall notify the Trustee of the appointment of any Investment Manager by delivering to the Trustee an executed copy of the agreement under which such Investment Manager was appointed together with a written acknowledgment by such Investment Manager that it is:

(a)    a fiduciary with respect to the Plan,

(b)    bonded as required by ERISA, and

(c)    either

(i)    registered as an investment advisor under the Investment Advisers Act of 1940, or

(ii)    a bank as defined in said Act, or

(iii)    an insurance company qualified to perform investment management services under the laws of more than one state of the United States.

The Trustee shall be entitled to rely upon such notice until such time as the Committee shall notify and direct the Trustee in writing that another Investment Manager, or in the alternative, that the Investment Manager has been removed. In each case where an Investment Manager is appointed, the committee shall determine the assets of the Trust to be allocated to the Investment Manager from time to time and shall issue appropriate instructions to the Trustee with respect thereto. the Trustee shall carry out the written instructions of any Investment Manager with respect to the management and investment of the assets then under control of such Investment Manager and shall not incur any liability on account of its compliance with such instructions. Purchase and sale orders may be placed without the intervention of the Trustee and, in such event, the Trustee’s sole obligation shall be to make payment for purchased securities and deliver those that have been sold when advised of the transaction. The Trustee shall not incur any liability on account of its failure to exercise any of the powers delegated to any Investment Manager because of the failure of such Investment manager to give instructions for the management of the assets under the control of such Investment Manager. The Trustee shall be under no duty to question any Investment Manager, nor to review any securities or other property acquired or retained at the direction of any Investment Manager, nor to make any suggestions to any Investment Manager in connection therewith. The Trustee shall have no obligation to vote upon any securities over which the Investment manager has investment management control unless the Trustee is instructed in writing by the Investment Manager as to the voting of such securities within a reasonable time before the time for voting thereof expires.

Each Investment Manager shall have the authority to exercise all the powers of the Trustee hereunder with respect to assets under its control but only to the extent that such powers relate to the investment of such assets.

ARTICLE 7.11    Insurance Contracts.    If provided in the Administrative Services Agreement, the Committee may direct the Trustee to receive and hold or apply assets of the Trust to the purchase of individual or group insurance or annuity contracts (“policies” or “contracts”) issued by any insurance company and in a form approved by the committee (including contracts under which the contract holder is granted options to purchase insurance or annuity benefits), or financial agreements which are backed by group insurance or annuity contracts (“financial agreements”). If such investments are to be made, the Committee shall direct the Trustee to execute and deliver such applications and other documents as are necessary to establish record ownership, to value such policies, contracts or financial agreements under the method of valuation selected by the Committee, and to record or report such values to the Committee or any investment manager selected by the Committee, in the form and manner agreed to by the committee.

The Committee may direct the Trustee to exercise or may exercise directly the powers of contract holder under any policy, contract or financial agreement, and the Trustee shall exercise such powers only upon direction of the Committee. The Trustee shall have no authority to act in its own discretion, with respect to the terms, acquisition, valuation, continued holding and/or disposition of any such policy, contract or financial agreement or any asset held thereunder. The Trustee shall be under no duty to question any direction of the Committee or to review the form of any such policy, contract or financial agreement or the selection of the issuer thereof, or to make recommendations to the Committee or to any issuer with respect to the form of any policy, contract or financial agreement.

The Trustee shall be fully protected in acting in accordance with written directions of the committee, and shall be under no liability for any loss of any kind which may result by reason of any action taken or omitted by it in accordance with any direction of the Committee, or by reason of inaction in the absence of written directions from the Committee. In the event that the Committee directs that any monies or property be paid or delivered to the contract holder other than for the benefit of specific individual, beneficiaries, the Trustee agrees to accept such monies or property as assets of the Trust subject to all the terms hereof.

ARTICLE 7.12    Payment of Taxes.    The Trustee may pay out of the Trust Fund (or the appropriate Investment Fund or Funds) any and all taxes of any and all kinds, including without limitation property taxes and income taxes levied or assessed under existing or future laws upon or in respect of the Trust Fund or any monies, securities or other property forming a part thereof or the income therefrom subject to the terms of any agreements or contracts made with respect to trust investments which make other provision for such tax payments. The Trustee may assume that any taxes assessed on or in respect of the Trust Fund or its income are lawfully assessed unless the Committee, after giving the Committee 30 days written notice of such assessment, shall in writing advise the Trustee that it believes such taxes may be unlawfully assessed. In the event that the Committee shall so advise the Trustee, the Trustee will, if so requested in writing by the Committee, contest the validity of such taxes in any manner deemed appropriate by RadioShack but at the expense of the Trust Fund; or RadioShack may contest the validity of any such taxes at the expense of the Trust Fund and in the name of the Trustee; and the Trustee agrees to execute all documents, instruments, claims and petitions necessary or advisable in the opinion of RadioShack for the refund, abatement, reduction or elimination of any such taxes. At the direction of the Committee, the Trustee shall collect all income tax to be withheld from Participant distributions and shall report and pay over such taxes to the Internal Revenue Service and/or any state or local equivalent, except for payments made directly by an insurer to a Participant or Participant’s beneficiary under an annuity or insurance contract, if applicable.

ARTICLE 7.13    Indemnification.    RadioShack agrees to indemnify and hold the Trustee harmless from any loss, damage, liability, claim, cost and expense (including reasonable and necessary legal fees) which the Trustee may incur due to RadioShack’s breach of this Agreement or the negligent act or omission or willful misconduct by RadioShack including without limitation, any violation by RadioShack of the terms of the Plan, ERISA or any applicable federal and state laws, the Trustee’s reliance in good faith on any information or directions provided by RadioShack, the Committee, an Investment Manager appointed by RadioShack pursuant to Section 7.10, or any other trustee, record-keeper or third party designated by RadioShack to represent the Plan, or any Participant or Beneficiary, or the Trustee’s making benefit payments based on fraudulent or unauthorized instructions received from a person from whom the Trustee is authorized to take direction, except to the extent any such loss, damage, liability, claim, cost or expense arises from the Trustee’s breach of this Agreement or the Trustee’s negligent act or omission, willful misconduct or bad faith. Any waiver by the Trustee of a signature guarantee requirement relating to the assets of the Trust will not be construed as a breach of this Agreement, negligence, willful misconduct or bad faith by the Trustee.

The Trustee will indemnify and hold RadioShack harmless from and against any and all loss, damage, liability, claim, cost and expense (including reasonable and necessary legal fees) which RadioShack may incur due to the Trustee’s breach of this Agreement, or the negligent act or omission or willful misconduct or acts done in bad faith by the Trustee including, without limitation, any violation by the Trustee of the terms of the Plan, ERISA, or any applicable federal law or the Texas Trust Code except to the extent that the Trustee has acted in good faith, without willful misconduct and without negligence, on the direction of RadioShack, the Committee, an Investment Manager appointed by RadioShack under Section 7.10, or any other trustee, record-keeper or third party designated by RadioShack to represent the Plan, or any Participant or Beneficiary or RadioShack’s reliance on inaccurate information the Trustee (or any agent which the Trustee has appointed to represent the Plan) has provided to RadioShack, and except to the extent any such loss, damage, liability, claim, cost or expense is due to RadioShack’s breach of this Agreement, negligent act or omission, willful misconduct or bad faith.

ARTICLE 7.14    Notice of Agreement.    No person dealing with the Trustee shall be required to take any notice of this Agreement, but all persons so dealing shall be protected in treating the Trustee as the absolute owner with full power of disposition of all the monies, securities and other property of the Trust, and all persons dealing with the Trustee are released from inquiry into the decision or authority of the Trustee and from seeing to the application of monies, securities or other property paid or delivered to the Trustee.

ARTICLE VIII
AMENDMENT AND TERMINATION

ARTICLE 8.1    Amendment.    RadioShack shall have the right at any time, and from time to time: (1) to amend this Agreement in such manner as it may deem necessary or advisable in order to qualify this Agreement and the Trust created hereby under the applicable provisions of the Code, and any such amendment by its terms may be retroactive; and (2) to amend this Agreement in any other manner. The Plan shall not be amended more frequently than once every six months, other than to comport with changes in the Code, ERISA, Delaware or Federal securities laws, or the rules thereunder or to comply with comments received from the Internal Revenue Service for plan qualification purposes. However, no such amendment shall authorize or permit any part of the Trust Fund (other than such part as is required to pay taxes and administration expenses) to be used for or diverted to purposes other than for the exclusive benefit of the Participants or their Beneficiaries or estates; no such amendment shall cause or permit any portion of the Trust Fund to revert to or become the property of the Company, no such amendment which affects the rights, duties or responsibilities of the Trustee may be made without the Trustee’s written consent, and no such amendment shall reduce benefits accrued to Participant’s Accounts or reduce a Participant’s vested percentage in his accounts. Any such amendment shall become effective upon delivery of a written instrument, executed by order of RadioShack’s Board of Directors, to the Trustee and the endorsement of the Trustee of its written consent thereto.

ARTICLE 8.2    Termination.    RadioShack has established the Plan in the expectation and with the confidence that it will continue in effect indefinitely. However, due to the vicissitudes of general economic and business conditions which may affect RadioShack’s ability so to continue the Plan, it must, and does hereby, reserve the right to terminate the Plan in whole or in part at any time. Such termination shall be effected by delivery to the Trustee and the Committee written notice of such action by RadioShack.

Upon termination or partial termination of the Plan, or upon complete discontinuance of employer contributions, the accounts of the Participant shall be non-forfeitable. Upon termination of the Plan and Trust without the establishment or maintenance of another defined contribution plan (other than an employee stock ownership plan or simplified employee pension) and the merger or consolidation of this Plan’s assets therewith as provided in Section 10.5, the Committee shall direct the Trustee to distribute all assets remaining in the Trust Fund, after payment of any expenses properly chargeable against the said Trust Fund, to the Participants in accordance with the amount credited to the accounts of such Participants as of the date of such termination, in cash or in kind and in such manner as the Committee shall determine. In the event the Trustee makes a distribution in kind, pursuant to instructions of the Committee, the assets so distributed shall be valued for the purposes of such distribution at their fair market value at the date of such distribution. The Committee’s determination shall be conclusive upon all persons.

Upon the happening of any event, the enactment of any law, and issuance of any rule, regulation, direction, command, demand, or order of any court, administrative, regulative or other agency, or of any group, or organization, or any individual on behalf of same, which in any way or manner, or to any extent whatsoever, impairs or prevents the free exercise of the uncontrolled discretion of the Board of Directors of RadioShack in connection with terminating this Agreement and the Trust hereby created, then and in any such event, such Agreement and Trust shall thereupon, ipso facto, be terminated.

ARTICLE IX
MISCELLANEOUS

ARTICLE 9.1    Notices and Forms.    All notices, applications, designations, forms and other communications required or provided for hereunder shall, unless otherwise directed by the Committee, be in writing and shall be executed at the time, in the manner and form prescribed by the Committee, and if directed to RadioShack or the Committee shall be mailed by first class mail to the Employee Benefits office and shall be deemed given when received, and if directed to the Trustee, shall be mailed by first class mail and delivered to the Trustee and shall be deemed to have been given when received by the Trustee. All notices, applications, designations, forms and other communications to the Trustee required or provided for hereunder shall, unless otherwise directed by the Committee, be in writing and shall be executed at the time, in the manner and form prescribed by the Committee and shall be deemed given when received by the Trustee.

ARTICLE 9.2    Plan Not an Employment Contract.    The adoption and maintenance of the Plan shall not be deemed to constitute a contract between the Company and any employee or Participant or to be a consideration for or an inducement to or condition of employment of any person. Nothing herein contained shall be construed to give any employee or Participant the right to be retained in the employment of the Company or to interfere with the right of the Company to terminate the employment of an employee or Participant at any time.

ARTICLE 9.3    Non-Assignability.    It is a condition of this Plan, and the rights of each Participant shall be subject thereto, that, except as may be required by (i) by a court of competent jurisdiction or the Department of Labor if a Participant who is a fiduciary of the Plan has violated certain fiduciary duties mandated by ERISA or (ii) Section 414(p) of the Code and Section 206(d) of ERISA with respect to qualified domestic relations orders, no right or interest of any Participant in and to the Trust Fund shall be voluntarily assigned, pledged or hypothecated in whole or in part, and neither the Company, the Committee, nor the Trustee need give any effect to any purported assignment filed with them or of which they have notice.

ARTICLE 9.4    Qualified Domestic Relations Order.    In the event a “domestic relations order” (court order), as defined in Section 414(p)(1)(B) of the Code, is received by the Plan assigning all or a portion of a Participant’s account to an alternate payee and the Committee determines the Court Order complies with Section 414(p) of the Code, the Account of the Participant will be divided among the Participant and the Alternate Payee(s) in accordance with the provisions of the Court Order. The Alternate Payee(s) Account(s) will be distributed in accordance with the provisions of Article VI of the Plan. For purpose of distribution, the Alternate Payee(s) designated by the Court Order (if not employed by the Company) will be considered terminated from employment effective the date the Court Order is determined by the Committee to be a qualified domestic relations order pursuant to said Section 414(p) of the Code.

ARTICLE 9.5    Immunity from Liability.    No director, officer, or employee of the Company shall be personally liable for any act or omission to act in connection with the operation or administration of the Plan, except for his personal willful misconduct or gross negligence.

RadioShack intends, as a matter of accommodation, to assist both the Trustee and the Participants in the delivery of forms, statements, applications, records, notices, remittances, and other documents required or provided for under this Agreement, and in so doing will endeavor in good faith to exercise ordinary diligence, but in no event shall the Company be liable for any failure on its part or the part of its officers, directors or employees for any failure so to act.

ARTICLE 9.6    Multiple Copies.    This Agreement may be executed in any number of counterparts, each of which shall be deemed the original.

ARTICLE 9.7    Gender and Number.    Wherever any words are used herein in the masculine gender, they shall be construed as though they were also used in the feminine gender, in all cases where they would so apply, and wherever any words are used herein in the singular form, they shall be construed as though they were also used in the plural form, in all cases where they would so apply.

ARTICLE 9.8    Construction of Agreement.    This Agreement shall be construed according to the laws of the State of Texas.

ARTICLE 9.9    Exempt Loans.

(a)    Trust May Incur Loan.    The Committee may direct the Trustee to incur a loan on behalf of the Trust Fund in a manner and under conditions which will cause the loan to be an Exempt Loan. The proceeds of each Exempt Loan shall be used, within a reasonable time after the loan is obtained, to purchase Company Stock or to repay the Exempt Loan or any prior Exempt Loan. Any Exempt Loan shall provide for a reasonable rate of interest, an ascertainable period of maturity and shall be without recourse against the Trust Fund. Any Exempt Loan shall be secured solely by shares of Company Stock acquired with the proceeds of the Exempt Loan and shares of Company Stock used as collateral for a prior Exempt Loan. Company Stock acquired with the proceeds of an Exempt Loan (whether or not pledged as collateral) shall be placed in a Suspense Account and released from the Suspense Account in the manner specified in Subsection (b) as the Exempt Loan is repaid. Company Stock released from the Suspense Account shall be allocated to Participants’ ESOP Accounts in the manner described in Sections 4.5(a)(1) and 5.6(c). No person entitled to payment under an Exempt Loan shall have recourse against any assets of the Trust Fund other than the Company Stock used as collateral for the Exempt Loan, Employer Contributions of cash that are available to meet the obligations of the Exempt Loan, and earnings attributable to the Company Stock used as collateral. Employer Contributions made with respect to any Plan Year during which an Exempt Loan remains unpaid, and earnings on such contributions, shall be deemed available to meet obligations under the Exempt Loan, unless otherwise provided by the Committee at the time the Employer Contributions are made.

(b)    Release of Company Stock.    Any pledge of Company Stock under this Section shall provide for the release of shares pledged as collateral for an Exempt Loan upon the payment of any portion of the principal and/or interest on the Exempt Loan. Each Plan Year, the number of shares of Company Stock released shall equal the number of encumbered shares held immediately before release for such Plan Year, multiplied by a fraction, the numerator of which is the amount of principal paid on the Exempt Loan for the Plan Year, and the denominator of which is the sum of the numerator and the principal to be paid on the Exempt Loan for all future Plan Years, determined in accordance with Treasury Regulations Section 54.4975-7. At the option of RadioShack, interest paid and to be paid on the Exempt Loan may be included in the numerator and denominator of the fraction. In the event shares of more than one class of Company Stock are pledged as collateral for an Exempt Loan, the fraction described in this Subsection shall be applied uniformly to each such class of Company Stock, and shares and fractional shares of each such class of Company Stock shall be allocated in the same proportion to the ESOP Account of each Participant receiving an allocation.

(c)    Payments on Exempt Loan.    Payment of principal and interest on any Exempt Loan shall be made by the Trustee at the direction of the Committee solely from: (i) Employer Contributions available to meet obligations under the Exempt Loan, (ii) earnings from the investment of such contributions, (iii) earnings attributable to Company Stock pledged as collateral for the Exempt Loan, (iv) dividends attributable to Company Stock held in the Participants’ ESOP Account, and (v) the proceeds of a loan used to repay the Exempt Loan. Employer Contributions and earnings available to repay an Exempt Loan must be accounted for separately by the Committee until the Exempt Loan is repaid.

ARTICLE X
ADOPTION OF THE PLAN BY
AFFILIATED AND ASSOCIATED COMPANIES

ARTICLE 10.1    Method of Adoption.    Any Affiliated Business by resolution of its board of directors, may adopt the Plan hereby created, provided that in so doing it adopts and accepts all of the provisions of this Agreement as it exists at the time of such adoption. Both the written consent of RadioShack and the resolution of the Affiliated Business adopting the Plan shall be delivered to the Trustee and the effective date of adoption shall be that specified in such written consent and resolution. From and after the effective date when such Affiliated Business shall have become a party to this Agreement, it shall be known as an “Employer.”

(a)    The right and authority to select the Trustee and successor trustee and to appoint the Committee shall be vested in and exercisable solely by RadioShack.

(b)    Separate Accounts shall be maintained by the Trustee for Participants from each Employer and such Accounts shall receive and be funded from contributions of those Participants and from contributions from the particular Employer employing such Participants.

(c)    Separate records shall be maintained for the Accounts of Participants of each Employer but such Accounts shall be administered by the Trustee and the Committee on the same basis as those of the Participants of RadioShack.

(d)    An Employer (other than RadioShack) shall have the right at any time to discontinue its participation hereunder and to terminate, as to itself, this Agreement and the Trust created hereunder, by delivering to the Trustee written notice of such termination, accompanied by a certified resolution of the board of directors of such Employer authorizing termination, and such termination shall become effective when notice is received by the Trustee. Upon discontinuance of contributions or termination of the Trust, as to itself, by an Employer, the Trustee shall segregate from the Trust Fund the interests of such Employer, represented by the value of the Accounts of the Participants who are employees of such Employer, as such Accounts are constituted at the time of termination by such Employer, as determined and directed by the Committee. The Accounts of such Participants shall become wholly non-forfeitable as of the date of such segregation by the Trustee. The Committee shall direct the Trustee to distribute to such Participants the total value of their respective Accounts in cash and/or in kind, provided that in the event the Trustee is directed to make a distribution of all or a portion of each Participant’s accounts in kind, the assets so distributed shall be valued for the purposes of such distribution at their fair market value at the time of such distribution. The Committee’s determination shall be conclusive on all persons.

(e)    Whenever an employee transfers from one Employer to another, he shall be permitted to continue in this Plan. Upon transfer, his Account shall be transferred to the new Employer and all subsequent employee and Employer Contributions paid in through the new Employer.

ARTICLE 10.2    Transfer of Employees to Other Savings Plans.    RadioShack maintains for its employees other employees’ savings or investment plans operated under the same general terms and conditions as this Plan. Whenever a Participant in this Plan transfers his employment to an Employer under such other similar qualified plans, RadioShack will, when requested by the Participant, transfer the Participant’s Accounts to the Trustee of the Plan of the Participant’s new employer. This transfer will be accomplished quarterly by the Committee directing that cash or other assets, equal in value to the value of the Participant’s Accounts in the Trust Fund at the next succeeding quarterly Valuation Date, be transferred to the Trustee of the other Plan.

ARTICLE 10.3    Transfer of Funds to Acquired Company’s Plans.    Whenever a Participant in this Plan transfers his employment to “an acquired company, firm, partnership or such other legal entity” that has a plan qualified under the applicable provisions of the Code, the Trustee will, when requested by the Participant, transfer the Participant’s Accounts to the Trustee of the plan of the Participant’s new employer. This transfer will be accomplished by the Committee directing the Trustee that cash or other assets, equal in value to the value of the Participant’s Accounts in the Trust Fund at the next succeeding Valuation Date, be transferred to the trustee of the other plan. An acquired company, firm, partnership or such other legal entity is one that has been heretofore or hereafter acquired by RadioShack or any of its subsidiaries.

ARTICLE 10.4    Receipt of Funds from Acquired Company’s Plans.    RadioShack agrees to permit the Trustee of this Plan to accept transfers of Participants’ accounts from plans of companies heretofore or hereafter acquired by RadioShack, or any of its subsidiaries, provided the plan from which the transfer is made is qualified under the applicable provisions of the Code. Any accounts so transferred from an acquired company will be placed in the Participant’s rollover account.

ARTICLE 10.5    Merger or Consolidation.    In the case of a merger or consolidation with, or transfer of assets or liabilities to, any other Plan after the date of the enactment of The Employee Retirement Income Security Act of 1974, each Participant in the Plan must (if the Plan then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan had been terminated).

ARTICLE XI
TOP-HEAVY PLAN PROVISIONS

ARTICLE 11.1    Top-Heavy Test.    Notwithstanding any other provisions of this Plan, this Article XI shall apply to all Plan Years beginning after December 31, 1983 in the event it is determined, in accordance with this Section and Section 416(g) of the Code, that this Plan is top-heavy (hereafter referred to as a “Top-Heavy Plan”) because the present value of the aggregate Participant Accounts of Key Employees (as hereinafter defined) exceeds sixty percent (60%) of the present value of the aggregate of all Participant Accounts. Except as otherwise provided, the provisions set forth in this Article shall cease to apply when the Plan is no longer a Top-Heavy Plan.

ARTICLE 11.2    Key Employees.    “Key employee” means any Employee or former Employee (including any deceased Employee) who at any time during the Plan Year that includes the Determination Date was an officer of the Employer having annual compensation greater than $130,000 (as adjusted under Section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002), a 5-percent owner of the Employer, or a 1-percent owner of the Employer having annual compensation of more than $150,000. For this purpose, annual compensation means compensation within the meaning of Section 415(c)(3) of the Code. The determination of who is a Key Employee will be made in accordance with Section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

ARTICLE 11.3    Top-Heaviness Determination.    The determination of whether the Plan qualifies as a Top-Heavy Plan shall be made as of the last day of the preceding Plan Year (hereinafter referred to as the “Determination Date”). The Participant Accounts of a Key Employee and of any other Employee, for purposes of testing for Top-Heaviness, shall be determined as of the Valuation Date within a twelve-month period ending on the Determination Date and shall include the amount of any contributions that would be allocable to Participant Accounts as of the Determination Date, even if such amounts have not yet been contributed. The present values of accrued benefits and the amounts of Participant Account balances as of the Determination Date shall be increased by the distributions made with respect to the Participant under the Plan and any Plan aggregated with the Plan under Section 416(g)(2) of the Code during the 1-year period ending on the Determination Date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than separation from service, death, or disability, this provision shall be applied by substituting “5-year period” for “1-year period.” For purposes of testing for Top-Heaviness, (a) if any individual is a “Non-Key Employee” with respect to any Plan Year, his Accounts shall not be taken into account if he was a Key Employee for an earlier Plan Year and (b) an individual’s Accounts shall not be taken into account if he has not had any service with the Employer (other than benefits under the Plan) at any time during the 1-year period ending on the Determination Date. “Non-Key Employee” shall mean any Employee who is not a Key Employee and includes Employees who are former Key Employees.

ARTICLE 11.4    Aggregation of Plans.    For purposes of determining whether the Plan is a Top-Heavy Plan for any Plan Year, all employers required to be aggregated and treated as one employer under Sections 414(b), (c) and (m) of the Code, shall be so treated under this Section. In addition, any pension or profit-sharing plan qualified under the provisions of Section 401 of the Code, which is then maintained by the Employer (except those plans applicable exclusively to employees described in Section 410(b)(3) of the Code) in which a Key Employee participates or which enables a plan in which a Key Employee participates to meet the requirements of Sections 401(a) or 410 of the Code shall be aggregated and the determination of whether any such plan is a Top-Heavy Plan shall be made as if all such plans were a single plan for purposes of this Article.

ARTICLE 11.5    Employer Contributions.    In the event the Plan is determined to be a Top-Heavy Plan for any Plan Year, Employer Contributions (including forfeitures) with respect to any Participant who is a Non-Key Employee (as defined in Section 11.3 above) shall not be less than the lesser of (a) 3 percent of such Participant’s compensation within the meaning of Section 415 of the Code or (b) that percentage of such Participant’s gross salary and wages which is equivalent to the highest percentage of gross salary and wages for which Employer Contributions (including amounts contributed as a result of an elective salary reduction agreement and forfeitures, if applicable) were allocated to a Key Employee, subject to such regulations as shall be prescribed pursuant to Section 416(f) of the Code including regulations to prevent inappropriate omissions or require duplication of minimum benefits or contributions. In any year in which the Plan is determined to be top-heavy, each non-Key Employee participating in the Plan will receive the minimum contribution if the Participant has not separated from service at the end of the Plan Year, regardless of whether the non-Key Employee has more or less than 1,000 hours of service (or the equivalent). A Non-Key Employee Participant’s account balance(s) attributable to the minimum contributions required pursuant to this Section 11.5 are not subject to forfeiture even if said Participant withdraws mandatory Employee contributions. For purposes of this Subparagraph, with respect to Plan Years beginning after December 31, 1984, Employer Contributions attributable to a cash or deferred salary reduction agreement are not included as Employer Contributions. For purposes of this section with respect to Plan years beginning after March 31, 1988, (a) any employer matching contributions under the Plan or any other defined contribution plan of any Affiliated Business used to satisfy the nondiscrimination tests of Code Section 401(k) and 401(m) and (b) any employer contributions attributable to a cash or deferred salary reduction agreement are included in determining employer contributions made on behalf of Key Employees, but are not included as employer contributions to satisfy the minimum required contribution for non-Key Employees.

For purposes of determining the highest percentage of gross salary and wages for which Employer Contributions (including amounts contributed as a result of an elective salary reduction agreement and forfeitures, if applicable) were made to a Key Employee, such percentage shall be determined by dividing Employer Contributions (including amounts contributed as a result of an elective salary reduction agreement and forfeitures, if applicable) to such Key Employee by so much of such Key Employee’s gross salary and wages as does not exceed (a) for Plan Years beginning on or after April 1, 1989 and ending on or before March 31, 1994, $200,000 (as adjusted by the Secretary of the Treasury) and (b) for Plan Years beginning on or after April 1, 1994, “$150,000 (as adjusted by the Secretary of the Treasury).

ARTICLE 11.6    Multiple Plan Fractions.    In the event the Plan is determined to be a Top-Heavy Plan for any Plan Year, if the Employer maintains both a defined contribution plan and a defined benefit plan qualifying under Section 401(a) or 403(a) of the Code, the defined benefit and defined contribution fractions, which limit contributions and benefits payable to a Participant of both plans, shall be applied by substituting “1.0” for “1.25”, provided, however, that this Section shall not apply if:

(a)    the condition set forth in Section 11.5 is met if “4 percent” is substituted for “3 percent” in such Section; and

(b)    the Plan would not be a Top-Heavy Plan if “ninety percent (90%)” is substituted for “sixty percent” in Section 11.1.

ARTICLE 11.7    Vesting if Plan is Top-Heavy.    If the Plan fails the Top-Heavy Test in any given Plan Year then each Participant who has completed three Years of Service with the Employer, or an Affiliated Business, maintaining the Plan then the Participant is deemed to be fully vested in his accounts for all Employer Contributions made.

ARTICLE XII

CHANGE IN CONTROL

ARTICLE 12.1    Termination or Amendment.    Notwithstanding any provision contained in the Plan to the contrary, for a period of one (1) year following a Change in Control (as hereinafter defined), the Plan may not be terminated or amended in any way that would adversely affect the computation or amount of, or entitlement to, benefits hereunder, including, but not limited to, (a) any reduction in the right to make deferred salary contributions by any individual who was an Employee on the date immediately prior to a Change in Control, (b) a reduction in the level of Employer Contributions with respect to such individuals immediately prior to a Change in Control or (c) any change in the distribution or withdrawal provisions; provided, however, that the Plan may be amended to the extent necessary to preserve its qualification under the Code. Any amendment or termination of the Plan that (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control or (ii) unless such amendment confers additional benefits on the Participants or Beneficiaries, otherwise arose in connection with, or in anticipation of, a Change in Control shall be null and void, and shall have no effect whatsoever. Notwithstanding any provision contained in the Plan to the contrary, following a Change in Control, the Plan may not be terminated or amended in any way if the effect of such termination or amendment would be to eliminate or adversely affect for any Participant or Beneficiary the tax treatment relating to “net unrealized appreciation” with respect to Company Stock as provided for in Sections 402(a) and 402(e) of the Code.

ARTICLE 12.2    Change in Control.    For purposes of the Plan, a “Change in Control” shall mean any of the following events:

(a)    An acquisition (other than directly from RadioShack) of any voting securities of RadioShack (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifteen percent (15%) or more of the combined voting power of RadioShack’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (i) RadioShack or (ii) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by RadioShack (a “Subsidiary”), (2) RadioShack or its Subsidiaries, or (3) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(b)    The individuals who, as of August 22, 1990, are members of the Board of Directors of RadioShack (the “Incumbent Board”) cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by RadioShack’s stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of the Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than such Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(c)    Approval by stockholders of RadioShack of:

(1)    A merger, consolidation or reorganization involving RadioShack, unless

(i)    the stockholders of RadioShack, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least sixty percent (60%) of the combined voting power of the outstanding securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization,

(ii)    the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation,

(iii)    no Person (other than RadioShack, any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by RadioShack, the Surviving Corporation, or any Subsidiary, or any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of fifteen percent (15%) or more of the then outstanding Voting Securities) has Beneficial Ownership of fifteen percent (15%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities, and

(iv)    a transaction described in clauses (i) through (iii) shall herein be referred to as a “Non-Control Transaction”;

(2)    A complete liquidation or dissolution of RadioShack; or

(3)    An agreement for the sale or other disposition of all or substantially all of the assets of RadioShack to any Person (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by RadioShack which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of acquisition of Voting Securities by RadioShack, and after such share acquisition by RadioShack, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

ARTICLE 12.3    Article XII Amendment.    Notwithstanding any provision contained in the Plan to the contrary, no provision of this Article XII may be amended at any time in any manner that would adversely affect the right to or amount of any benefits upon a Change in Control.

ARTICLE 12.4    Successors and Assigns.    Notwithstanding any provision contained in the Plan to the contrary, the provisions of this Article XII shall be binding upon the Company and its successors and assigns.

ARTICLE 12.5    Severability.    Notwithstanding any provision contained in the Plan to the contrary, the provisions of this Article XII shall be deemed severable and the validity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

ARTICLE 12.6    Contrary Provisions.    The provisions of this Article XII shall govern notwithstanding anything contained in the Plan to the contrary.

IN WITNESS WHEREOF, the COMPANY and the TRUSTEE have executed this instrument at Fort Worth, Texas, as of the date first set forth above.

ATTEST:		RADIOSHACK CORPORATION

By:	/s/ John P. Clarson	By:	/s/ Jana Freundlich
Name: John P. Clarson Title: Assistant Corporate Secretary		Name: Jana Freundlich Title: Vice President—Compensation and Employee Benefits

ATTEST:		PUTNAM FIDUCIARY TRUST COMPANY

By:	/s/ Joseph Fratarcangli	By:	/s/ Tina Campbell
Name: Joseph Fratarcangli Title: Senior Compliance Specialist		Name: Tina Campbell Title: Senior Vice President

APPENDIX A
STOCK PROCEDURES

The Company directs the Trustee to follow and the Trustee agrees to implement the trading procedures described herein with respect to orders of Tandycrafts, Inc., common stock and InterTAN, Inc., common stock held under the Plan. The Trustee will, as soon as practicable, make its best efforts to trade each stock on the date the order is received in good order. In the event that there is not an immediate market for the respective stock on the date the order is received in good order, trading shall be conducted on a semi-monthly batch processing basis. The semi-monthly batch processing will consist of separately batching participants’ activities with respect to transactions involving sales of Tandycrafts Common stock and InterTAN common stock over a two week period. Once each batch is ready, stock trading will commence for the period of time necessary to satisfy the processing needs. At that point valuation prices for each stock will be calculated and the participant activities will be valued and transacted.

•	Daily, or as liquidity needs exist, the operations team will cut-off the trading activity for the day at 2:00 p.m. EST.
•	All trades after 2:00 p.m. EST will be recorded or traded the next trade day or as soon as practicable in a best attempt not to adversely affect the Tandycrafts, Inc., or InterTAN, Inc., stock price.
•	A designated trader at the Trustee will review and send the order to be sold and use best efforts to not adversely affect either the Tandycrafts, Inc., or InterTAN stock price.
•	All trades will be charged a commission of $.03 for the sale and any mandatory SEC fees.
•	The prices received during the semi-monthly batch processing period will be averaged, so that all orders receive the same price, and then input into the Trustee PRIDE recordkeeping system.

If either the Tandycrafts, Inc., common stock or the InterTAN, Inc., common stock (as the case may be) cannot be traded in the same day due to volume:

•	The outstanding trades will be executed the following business day morning or as soon as administratively practicable in accordance with the stock procedures provided herein.
•	If there continues to be some concern about affecting the market price, the Trustee will, through best execution, spread the trades over a number of days in the same manner as prescribed above.
•	The price used will be the average price for the end of the days trading related to the semi-monthly batch processing period that the trades are executed.
•
The Tandycrafts, Inc. and InterTAN, Inc., common stock will not be updated on the recordkeeping system until all of the trades have been executed for the block of stock for each respective corporation that had been placed on the specific day.

If the Trustee determines during the semi-monthly stock trading cycle that the trading will take more than five (5) business days to process Participant activities within the cycle, the Trustee will request that the Company consider trading alternatives for the Tandycrafts, Inc., common stock and InterTAN common stock, however the Company shall retain the exclusive discretion to approve any alternative proposed by the Trustee. If the Company does not approve such alternative, the Trustee will continue trading as prescribed in this procedure until the obligations of the cycle are satisfied.